The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134216
Subject to completion, dated June 23, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated August 11, 2006)

8,400,000 shares

Quest Resource Corporation

Common Stock

We are offering 8,400,000 shares of our common stock.

Our common stock trades on The Nasdaq Global Market, or the Nasdaq, under the symbol “QRCP.” On June 20, 2008, the last reported sale price of our shares of common stock on the Nasdaq was $11.34 per share.

Investing in our securities involves risks. Before buying any shares of common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including the section of this prospectus supplement entitled “Risk Factors” beginning on page S-16 and the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission, or SEC, on March 10, 2008, and, to the extent applicable, our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

PRICE $      PER SHARE

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,260,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect that the shares of common stock will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about          , 2008.

RBC Capital Markets	KeyBanc Capital Markets

Johnson Rice & Company L.L.C.
Stifel Nicolaus
Friedman Billings Ramsey
Wells Fargo Securities

The date of this prospectus supplement is    , 2008

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or as of other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

About This Prospectus	ii
Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	4
Description of Common and Preferred Stock	4
Description of Debt Securities	14
Description of Warrants	23
Use of Proceeds	24
Dividend Policy	24
Plan of Distribution	25
Legal Matters	27
Experts	27
How to Obtain More Information	27
Incorporation of Information Filed With the SEC	28
Glossary of Natural Gas Terms	29

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our shares of common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about our shares. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

References to “we,” “us,” “our,” “Quest” or the “Company” refer to Quest Resource Corporation and its consolidated subsidiaries. The term “you” refers to a prospective investor.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information we later file with the SEC, modifies or replaces that information.

The documents listed below have been filed by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 0-17371), and are incorporated by reference in this prospectus supplement:

1. Our annual report on Form 10-K for the year ended December 31, 2007 filed on March 10, 2008, as amended on Form 10-K/A, filed on April 29, 2008, which we refer to as our 2007 Form 10-K;

2. Our quarterly report on Form 10-Q for the first quarter 2008, filed on May 12, 2008;

3. Our current report on Form 8-K/A, filed on January 17, 2008;

4. Our current report on Form 8-K, filed on February 6, 2008;

5. Our current report on Form 8-K, filed on February 12, 2008;

6. Our current report on Form 8-K, filed on March 4, 2008;

7. Our current report on Form 8-K, filed on March 10, 2008;

8. Our current report on Form 8-K, filed on April 23, 2008;

9. Our current report on Form 8-K, filed on May 13, 2008;

10. Our current report on Form 8-K, filed on May 19, 2008 (only as to Item 1.02);

11. Our current report on Form 8-K, filed on June 10, 2008 (only as to Items 1.01 and 8.01);

12. Our current report on Form 8-K/A, filed on June 19, 2008;

13. Our definitive proxy statement on Schedule 14A, filed on May 20, 2008; and

14. Our definitive additional materials on Schedule 14A, filed on June 10, 2008.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) on or after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement, are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:
Quest Resource Corporation
Attn: Jack Collins
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(405) 702-7460
Email: jcollins@qrcp.net

Our SEC filings also are available on our Internet website at www.qrcp.net. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in the prospectus supplement or the accompanying prospectus is accurate only as of the date on their respective covers, and you should assume the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT
CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and our reports filed under the Exchange Act and incorporated by reference in this prospectus supplement and the accompanying prospectus and other offering materials and documents deemed to be incorporated by reference herein or therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise.

Factors that could materially and adversely affect us include, but are not limited to, the factors listed below:

•	Our ability to implement our business strategy;

•	Our ability to integrate acquisitions;

•	The extent of our success in discovering, developing and producing reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

•	Fluctuations in the commodity prices for natural gas and crude oil;

•	Engineering and mechanical or technological difficulties with operational equipment, in well completions and workovers, and in drilling new wells;

•	Land issues;

•	The effects of government regulation and permitting and other legal requirements;

•	Labor problems;

•	Environmental related problems, including the disposal of water associated with the development and operation of our wells;

•	The uncertainty inherent in estimating future natural gas and oil production or reserves;

•	Production variances from expectations;

•	The substantial capital expenditures required for construction of pipelines and the drilling of wells and the related need to fund such capital requirements through commercial banks and/or public securities markets;

•	Disruptions, capacity constraints in or other limitations on our pipeline systems;

•	Costs associated with perfecting title for natural gas rights in some of our properties;

•	The need to develop and replace reserves;

•	Competition;

•	Dependence upon key personnel;

•	The lack of liquidity of our equity securities;

•	Operating hazards attendant to the natural gas and oil business;

•	Down-hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Potential mechanical failure or under-performance of significant wells;

•	Climatic conditions;

•	Natural disasters;

•	Acts of terrorism;

•	Availability of capital;

•	The strength and financial resources of our competitors; and

•	General economic conditions.

You should consider the risks described in the “Risk Factors” section on page S-16 of this prospectus supplement, the “Risk Factors” section on page 4 of the accompanying prospectus and the “Risk Factors” section of our 2007 Form 10-K, and, to the extent applicable, our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, in evaluating any forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed or incorporated by reference in this prospectus supplement or the accompanying prospectus may not occur and actual results, performance or achievements could differ materially from those anticipated or implied in the forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement includes specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement before making an investment decision.

About Quest Resource Corporation

We are an integrated independent energy company engaged in the exploration, development, production and transportation of natural gas and oil. We conduct substantially all of our production operations through Quest Energy Partners, L.P. (NASDAQ: QELP) (“Quest Energy”) and our natural gas transportation and processing operations through the privately-held Quest Midstream Partners, L.P. (“Quest Midstream”). Before giving effect to the proposed acquisition of PetroEdge Resources (WV) LLC (“PetroEdge”), our assets can be summarized as follows:

•	3.2 million common units and 8.9 million subordinated units in Quest Energy, representing a 55.9% limited partner interest;

•	100% of the general partner interest in Quest Energy, including the incentive distribution rights;

•	4.9 million subordinated units in Quest Midstream, representing a 35.7% limited partner interest;

•	85% of the general partner interest in Quest Midstream, including the incentive distribution rights; and

•	Approximately 22,000 net acres in Somerset County, Pennsylvania and a farm-out covering an additional 30,000 acres in Potter County, Pennsylvania, which we believe are prospective for Marcellus Shale exploration, that are held within our New Ventures Group, as described on page S-8.

About Quest Energy

Quest Energy is a publicly traded master limited partnership, formed to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. Quest Energy is the largest producer of natural gas, controlling approximately 558,000 net acres, in the Cherokee Basin of southeast Kansas and northeast Oklahoma. The Cherokee Basin produces coalbed methane, or CBM, from blanket coal seams found at depths of 300 feet to 1,400 feet. The primary productive zones are the Mulky-Summit trend, the Weir-Pittsburgh trend and the Riverton trend, in addition to numerous minor coal seams. The U.S. Department of Energy estimates that the Cherokee Basin has the potential to hold more than 2.8 trillion cubic feet of natural gas resource.

As of March 31, 2008, Quest Energy was operating more than 2,300 wells that produced an average of 55.6 MMcfe/d during the first quarter of 2008. Quest Energy’s average working interest is 99%. As of December 31, 2007, Quest Energy reported estimated total net proved reserves of 211.1 Bcfe. Quest Energy’s reserves are long-lived, with an average proved reserve-to-production ratio of 12.3 years (8.1 years for its proved developed properties) as of December 31, 2007. Quest Energy’s typical Cherokee Basin CBM well has a predictable production profile and a standard economic life of approximately 15 years. Since 2004, we have drilled over 1,800 wells in the Cherokee Basin with a success rate in excess of 99%. Quest Energy expects to drill and connect 325 wells in 2008. As of December 31, 2007, Quest Energy’s undeveloped acreage contained approximately 2,100 gross CBM drilling locations, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate 6 1/2 year inventory of drilling activity at the planned 2008 level of 325 wells.

About Quest Midstream

Quest Midstream is a privately owned master limited partnership, formed to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. All of Quest Energy’s natural gas production is connected into Quest Midstream’s approximate 2,000 mile natural gas gathering pipeline network. Presently, this system has a maximum daily throughput capacity of approximately 85 MMcf/d and is operating at about 86% capacity. Less than 10% of the current volumes transported on Quest Midstream’s natural gas gathering pipeline system are for third parties.

Quest Midstream also owns and operates a 1,120 mile interstate gas pipeline (the “KPC Pipeline”) which transports natural gas from Oklahoma and western Kansas to the metropolitan Wichita and Kansas City markets. It is one of only three pipeline systems currently capable of delivering gas into the Kansas City metropolitan market. The KPC system includes three compressor stations with a total of 14,680 horsepower and has a capacity of approximately 160 MMcf/d. KPC Pipeline’s two primary customers, Kansas Gas Service and Missouri Gas Energy, are both served under long-term natural gas transportation contracts.

Recent Developments

Marcellus Shale Expansion

Since the end of 2006, we have actively pursued opportunities in the Marcellus Shale of the Appalachian Basin. We believe the basin and the area’s characteristics are well suited for the replication of our integrated business model and expertise developed in the Cherokee Basin. In pursuit of this strategy, we have acquired approximately 22,000 net acres in Somerset County, Pennsylvania, have recently consummated a farm-out agreement in Potter County, Pennsylvania and have agreed, subject to certain conditions, to acquire PetroEdge.

The Marcellus Shale is located in an area that is currently experiencing active exploration with encouraging results by companies such as Range Resources Corporation (NYSE:RRC), Equitable Resources, Inc. (NYSE:EQT), EOG Resources, Inc. (NYSE:EOG), Atlas Energy Resources, LLC (NYSE:ATN), CNX Gas Corporation (NYSE:CXG) and Chesapeake Energy Corporation (NYSE:CHK). The Marcellus Shale is a black, organic-rich shale formation, the fairway of which is generally located at depths between 3,500 and 8,000 feet and ranges in thickness from 50 to 150 feet.

Potter County, Pennsylvania Farm-Out Agreement

On June 4, 2008, we consummated a farm-out agreement with a private company that gives us the right to develop the Marcellus Shale and deeper formations, which we refer to as the deep rights, on approximately 30,000 net acres in Potter County, Pennsylvania for a one-year period. All of this acreage is within the generally recognized fairway of the Marcellus Shale play.

The initial cost of the agreement was $4.0 million. We plan to drill at least two test wells in Potter County during the next twelve months. At the end of the one-year farm-out period, we have the option to acquire all of the deep rights on the acreage for an additional payment of $6.5 million. If we do not exercise the purchase option, we are entitled to keep any acreage that was developed during the farm-out period.

Acquisition of PetroEdge

On June 5, 2008, we agreed to acquire PetroEdge for approximately $140 million, subject to closing adjustments. PetroEdge is a growth oriented energy company engaged in the acquisition, exploration and exploitation of unconventional natural gas and crude oil properties. PetroEdge’s focus is an aggressive acquisition and development drilling program focused on the Eastern United States in the Marcellus,

Mississippian and Devonian formations in the Appalachian Basin. At May 1, 2008, PetroEdge’s total proved reserves were approximately 99.6 Bcfe with a standardized measure of approximately $257.9 million. PetroEdge operates more than 400 wells that produced an average of 3.3 MMcfe/d during the three months ended March 31, 2008. PetroEdge has an average net revenue interest of 81% on an 8/8ths basis.

PetroEdge’s properties consist of approximately 78,000 net acres in West Virginia, Pennsylvania and New York of which approximately 70,600 are located within the generally recognized fairway of the Marcellus Shale and are currently the subject of exploration and development by the operators discussed above. Included in this acreage is approximately 22,200 net acres in Lycoming County, Pennsylvania, which has seen high leasing activity by companies active in the Marcellus Shale. PetroEdge currently has over 400 wellbores, with 113 of the wells having been recently drilled by PetroEdge. Of these recently drilled wells, 100 have confirmed Marcellus Shale, and 42 wells are currently producing from the Marcellus Shale. Additionally, we believe there are over 700 potential vertical well locations for the Marcellus Shale, including significant development opportunities for Devonian Sands and Brown Shales in the same wellbore.

Simultaneous with the closing of the acquisition, Quest Energy has agreed to purchase from Quest all of PetroEdge’s interest in wellbores and related assets for approximately $70 million, subject to closing adjustments. There are approximately 32.9 Bcfe of estimated proved reserves associated with these assets. The remaining 66.7 Bcfe of estimated net proved undeveloped reserves and property will remain with Quest.

2008 Appalachian Capital Expenditure Budget

In connection with our Marcellus Shale expansion, we are planning to significantly increase our capital expenditure budget for the remainder of 2008. For the third and fourth quarters of 2008, Quest expects to spend $17.0 million, and Quest Energy expects to spend $4.0 million, excluding pipeline infrastructure costs, which will be directed towards projects contained in the Marcellus Shale area. Our Appalachian capital program is designed to balance the conversion of existing proved developed non-producing and proved undeveloped reserves to production and the discovery of new reserves on currently unproven acreage. Approximately 26% of our 2008 Appalachian capital budget will be directed towards horizontal Marcellus Shale targets on unproven acreage.

Business Strategy

Our goal is to create stockholder value by investing capital to increase our reserves, production and cash flow and by seeking growth opportunities for our two master limited partnerships. We intend to accomplish this goal by focusing on the following key strategies:

•	Develop and maintain a multi-year inventory of exploitation and development opportunities in resource basins;

•	Efficiently control the drilling and development of Quest Energy’s acreage position in the Cherokee Basin;

•	Pursue expansion opportunities in the Cherokee Basin, whether leasehold or producing assets, utilizing our integrated strategy through Quest Energy and Quest Midstream;

•	Seek out other opportunities to grow Quest Energy and Quest Midstream, our upstream and midstream master limited partnerships, and hence the distributions they make to us;

•	Complete an initial public offering of limited partnership units for Quest Midstream during 2008;

•	Pursue opportunities to apply our expertise with conventional and unconventional resource development and building and operating natural gas gathering and transportation infrastructure in other basins;

•	Periodically offer for sale our developed properties and midstream assets to our controlled master limited partnerships in exchange for cash and/or additional units on an accretive basis;

•	Maintain operational control over our assets; and

•	Maintain a low cost and efficient operating structure.

Competitive Strengths

•	Large base of producing reserves and multi-year inventory. Quest Energy has a large base of producing reserves and a multi-year inventory of low risk drilling locations in its Cherokee Basin area, which benefits from the following factors:

—	Considerable data and low geologic risk;

—	High success rate;

—	Approximately 2,100 gross CBM locations, of which approximately 800 were classified as proved undeveloped, as of December 31, 2007, representing an approximate 6 1/2 year inventory of drilling activity at the planned 2008 level of 325 wells; and

—	High working interests.

•	New Ventures Group and PetroEdge acquisition provide growth opportunities. Our division responsible for operations outside the Cherokee Basin, referred to as our New Ventures Group, together with the pending PetroEdge acquisition, provides significant growth opportunities, including:

—	Marcellus Shale exploration potential; and

—	Future value creation potential through Quest Energy and Quest Midstream.

•	Master limited partnership control and incentive distribution rights. Through our ownership of their respective general partners, we control and hold incentive distribution rights in both Quest Energy and Quest Midstream. These incentive distribution rights entitle us to a greater percentage of the distributions made by the partnerships after certain distribution levels are exceeded. Furthermore, we believe our relationships with Quest Energy and Quest Midstream provide flexibility and alternative capital sources for future acquisitions and expansion opportunities.

•	Competitive advantage of our gas gathering agreement. Quest Energy’s gathering agreement with Quest Midstream represents a competitive advantage compared to third parties seeking to lease acreage in the Cherokee Basin that is readily served by the system. The gathering agreement not only makes development economics less attractive for third party operators to lease land served by the system, it also makes Quest Energy a more attractive lessee for landowners. Additionally, the vast geographic extent of Quest Midstream’s gas gathering system together with Quest Energy’s large land position makes it unattractive for third parties to lease proximate acreage and build duplicate gas gathering facilities.

•	Predictable revenue from interstate pipeline. Quest Midstream owns and operates 1,120 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas and Missouri. The largest shippers on the KPC Pipeline have entered into firm transportation service agreements which are composed of a demand charge on the amount of capacity reserved and a commodity charge which is based on the actual amount of gas transported. This fee structure results in a stable revenue stream for the KPC Pipeline.

•	Marketing flexibility. Quest Midstream’s gas gathering system is able to access several interstate pipelines, providing access to major gas demand centers in the central United States for our gas produced in the Cherokee Basin.

•	Experienced management. Key members of our executive management and technical teams have on average more than 20 years of experience developing conventional and unconventional oil and natural gas fields in the United States. Several members have been developing CBM in the Cherokee Basin since 1995. Additionally, the technical team at PetroEdge, which we expect to be available to us for a one-year period under a transition services agreement, has an average of approximately 25 years of experience in the development of conventional and unconventional reserves, with the last four years focusing on developing reserves in Appalachia.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of shares of common stock. For a more complete description of our shares of common and preferred stock, see “Description of Common and Preferred Stock” in the accompanying prospectus.

Common stock offered by us	8,400,000 shares, 9,660,000 shares if the underwriters’ overallotment option is exercised.

Common stock to be outstanding after this offering	31,934,859 shares, 33,194,859 shares if the underwriters’ overallotment option is exercised.

Use of proceeds	The total consideration to be paid by us for the acquisition of PetroEdge is expected to be approximately $140.0 million (which includes a previously paid $5.0 million earnest money payment), subject to closing adjustments. We intend to use approximately $70.0 million of the net proceeds from this offering to fund a portion of the purchase price for the acquisition of PetroEdge. The remainder of the purchase price will be paid with the proceeds from the sale to Quest Energy of PetroEdge’s interest in wellbores and related assets associated with proved developed producing and proved developed non-producing reserves for approximately $70.0 million, subject to closing adjustments. We will use the remaining portion of the net proceeds of the offering, plus the net proceeds from a $35 million term loan to refinance our existing revolving credit facility, pay fees and expenses related to the PetroEdge acquisition and for general corporate purposes, including drilling and development activities. Quest Energy will obtain a bridge loan in the amount of $45.0 million, and borrow approximately $30.0 million pursuant to its revolving credit facility to fund its acquisition from us of the PetroEdge wellbores and related assets and to pay fees and expenses related to the transaction. If the PetroEdge acquisition is not consummated after this offering, the net proceeds of this offering will be used for general corporate purposes. See “Use of Proceeds” and “Description of Changes to Credit Facilities.”

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and/or to repay indebtedness. We do not intend to pay cash dividends in the foreseeable future. In addition, our credit facilities limit our ability to pay dividends and make other distributions.

Risk factors	See the “Risk Factors” section on page S-16 of this prospectus supplement, the “Risk Factors” section on page 4 of the accompanying prospectus and the “Risk Factors” section of our 2007 Form 10-K, and, to the extent applicable, our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, for other information you should consider before buying our shares of common stock.

Nasdaq Global Market Symbol	QRCP

Settlement Date	Delivery of the shares of common stock will be made against payment therefore on or about , 2008.

Summary Historical Financial Data

The following table sets forth selected consolidated financial data of Quest for the years ended December 31, 2005, 2006 and 2007, which have been derived from audited financial statements, including the consolidated balance sheets as of the end of each such period and the related consolidated statements of operations and cash flows for each such period and notes thereto, incorporated by reference into this document. The following table also sets forth selected consolidated financial data of Quest for the quarter ended March 31, 2008, which have been derived from unaudited interim financial statements, including a consolidated balance sheet as of March 31, 2008, and consolidated statements of operations and cash flows for the three month period ended March 31, 2008. Comparability between periods is affected by (1) changes in the average prices for oil and gas, (2) increased production from drilling and development activity, (3) formation of Quest Midstream during 2006, (4) acquisition of the KPC Pipeline on November 1, 2007, and (5) Quest Energy’s initial public offering effective November 15, 2007. The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our 2007 Form 10-K and our quarterly report on Form 10-Q for the three months ended March 31, 2008 and our consolidated financial statements and notes thereto incorporated by reference in this document.

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008
				(Unaudited)
	(In thousands, except per share data)

Statement of Operations Data:
Revenues:
Oil and gas sales	$44,565	$65,551	$113,035	$37,353
Gas pipeline revenue	3,939	5,014	9,853	6,901
Other revenue (expense)	389	(80)	(9)	50

Total revenues	48,893	70,485	122,879	44,304
Costs and expenses:
Oil and gas production	14,388	21,208	27,995	8,211
Pipeline operating	8,470	13,247	21,079	7,249
General and administrative expenses	4,802	8,840	17,976	4,829
Provision for impairment of gas and oil properties	—	30,719	—	—
Depreciation, depletion and amortization	22,199	28,025	41,401	12,800

Total costs and expenses	49,859	102,039	108,451	33,089

Operating income (loss)	(966)	(31,554)	14,428	11,215

Other income (expense):
Change in derivative fair value	(4,668)	6,410	(6,502)	(23,831)
Gain (loss) on sale of assets	12	3	(322)	30
Interest expense, net	(26,319)	(23,093)	(42,500)	(5,107)

Total other expense	(30,975)	(16,680)	(49,324)	(28,908)

Income (loss) before income taxes	(31,941)	(48,234)	(34,896)	(17,693)
Deferred income tax benefit (expense)	—	—	—	—

Net income (loss) before cumulative effect of accounting change	(31,941)	(48,234)	(34,896)	(17,693)
Minority interest in continuing operation	—	(244)	4,482	6,050

Net loss	(31,941)	(48,478)	(30,414)	(11,643)
Preferred stock dividends	(10)	—	—	—

Net income (loss) available to common shareholders	$(31,951)	$(48,478)	$(30,414)	$(11,643)

Income (loss) per common share:
Basic	$(3.81)	$(2.19)	$(1.37)	$(0.50)

Diluted	$(3.81)	$(2.19)	$(1.37)	$(0.50)

Cash Flow Data:
Cash provided (used) by operating activities	$(4,914)	$7,000	$38,712	$9,310
Cash provided (used) in investing activities	(73,601)	(172,617)	(280,868)	(39,736)
Cash provided (used) by financing activities	74,616	204,878	217,016	34,380

				As of
	As of December 31,			March 31,
	2005	2006	2007	2008
				(Unaudited)
	(In thousands)

Balance Sheet Data:
Total assets	$297,803	$463,300	$681,610	$713,700
Long-term debt, net of current maturities	100,581	225,245	233,046	273,614
Stockholders’ equity	115,673	117,354	91,853	65,890

Summary Historical Oil and Gas Reserve and Production Information
Quest Resource Corporation

The following table shows our estimated net proved reserves, based on reserve reports prepared by our independent petroleum engineers, Cawley, Gillespie & Associates, Inc., and certain summary unaudited information with respect to production and sales of gas and oil with respect to such properties. All of the properties related to the reserves reported below are in the Cherokee Basin and have been transferred to Quest Energy. In evaluating the material presented below, you should refer to “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business — Gas and Oil Data” in our 2007 Form 10-K incorporated by reference in this document.

	As of December 31,
	2005	2006	2007

Reserve Data:
Proved developed gas (MMcf)	71,638	122,390	140,966
Proved undeveloped gas (MMcf)	62,681	75,650	69,957

Total proved gas (MMcf)	134,319	198,040	210,923
Proved developed oil (MBb1)(1)	32	32	37
Total proved reserves (MMcfe)	134,513	198,234	211,142
Proved developed reserves as a percentage of total proved reserves	53.4%	61.8%	66.9%
Standardized measure (in thousands)(2)	$353,670	$225,895	$270,665

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008

Net Production:
Total production (MMcfe)	9,620	12,341	17,148	5,058
Average daily production (MMcfe/d)	26.4	33.8	47.0	55.6
Average Sales Prices ($ per Mcfe):
Average sales prices (including hedges)	$4.63	$5.31	$6.59	$7.38
Average sales prices (excluding hedges)	7.45	5.95	6.17	7.62
Average Unit Costs ($ per Mcfe):
Production costs(3)	2.38	2.80	2.86	3.05
General and administrative expenses	0.50	0.70	1.05	0.95
Depreciation, depletion and amortization	2.31	2.37	2.41	2.53

(1)	We have not estimated our proved undeveloped oil reserves because they are insignificant.

(2)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. Standardized measure does not give effect to derivative transactions. The weighted average natural gas and oil wellhead Southern Star prices used in computing our estimated net proved reserves were $9.22 per Mcf and $55.69 per Bbl as of December 31, 2005; $6.00 per Mcf and $58.06 per Bbl as of December 31, 2006; and $6.39 per Mcf and $92.01 per Bbl as of December 31, 2007. For a description of our derivative transactions, please read Note 15 to the financial statements in our 2007 Form 10-K.

(3)	Production costs include oil and gas production and transportation expenses.

Summary Historical Oil and Gas Reserve and Production Information
PetroEdge Resources (WV) LLC

The following table shows the estimated net proved reserves of PetroEdge Resources (WV) LLC, based on reserve reports prepared by DeGolyer and MacNaughton of Dallas, Texas, and certain summary unaudited information with respect to production and sales of gas and oil with respect to such properties.

				As of
	As of December 31,			May 1,
	2005	2006	2007	2008

Reserve Data:
Proved developed gas (MMcf)	8,827	21,884	31,864	31,588
Proved undeveloped gas (MMcf)	35,230	41,727	63,225	63,228

Total proved gas (MMcf)	44,057	63,611	95,089	94,816
Proved developed crude oil (MBbl)	76	156	227	215
Proved undeveloped crude oil (MBbls)	411	466	584	584
Total proved crude oil (MBbls)	487	622	811	799
Proved developed reserves (MMcfe)	9,283	22,820	33,226	32,878
Proved undeveloped reserves (MMcfe)	37,696	44,523	66,729	66,732
Total proved reserves (MMcfe)	46,979	67,343	99,955	99,610
Proved developed reserves as a percentage of total proved reserves	19.7%	33.9%	33.3%	33.0%
Standardized measure (in thousands)(1)	$137,374	$170,618	$163,172	$257,940

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008

Net Production:
Total production (MMcfe)	326	797	1,220	297
Average daily production (MMcfe/d)	0.9	2.2	3.3	3.3
Average Sales Prices ($ per Mcfe)	$8.03	$8.40	$9.96	$11.01
Average Unit Costs ($ per Mcfe)
Lifting costs	$5.31	$1.97	$2.02	$2.50
Production and property tax(2)	$0.38	$0.50	$0.57	$0.53
Net revenue ($ per Mcfe)	$8.03	$8.40	$9.96	$11.01

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue. PetroEdge’s standardized measure does not reflect any future income tax expenses because it is not subject to income taxes. PetroEdge’s standardized measure will differ from the standardized measure presented in our future financial statements due to the exclusion of future income tax expense. Standardized measure does not give effect to derivative transactions. Prices used in computing these calculations of future cash flows from estimated future production of proved reserves were $55.40, $56.31, $85.12 and $105.89 per barrel of oil on the last day of December 2005, 2006 and 2007, and May 1, 2008, respectively, and $11.78, $8.70, $7.69 and $10.14 per million British thermal units of natural gas on the last day of December 2005, 2006 and 2007, and May 1, 2008, respectively.

(2)	Production costs include lease operating expenses and production related taxes, including ad valorem and severance taxes.

Immediately following our acquisition of PetroEdge, we will transfer that portion of the assets which consist of PetroEdge’s interest in wellbores and related assets to Quest Energy in exchange for approximately $70 million, subject to closing adjustments.

RISK FACTORS

Before you decide to purchase shares of our common stock, you should be aware that there are risks in making this investment. You should carefully consider the risks described below and described under “Risk Factors” in the accompanying prospectus and in our 2007 Form 10-K, and, to the extent applicable, our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, together with all of the other information included in this prospectus supplement and the accompanying prospectus, and any other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. Statements in or portions of a future document incorporated by reference in this prospectus supplement, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus supplement or such incorporated documents.

Risks Relating to the Acquisition of PetroEdge

The integration of PetroEdge following the acquisition will present significant challenges that may reduce the anticipated potential benefits of the acquisition.

Quest will face significant challenges in consolidating functions and integrating PetroEdge’s assets, procedures and operations in a timely and efficient manner. The integration of PetroEdge will be complex and time-consuming due to the size and complexity of the assets and operations. The principal challenges will include the following:

•	integrating PetroEdge’s existing operations;

•	preserving customer, supplier and other important relationships and resolving potential conflicts that may arise as a result of the acquisition;

•	addressing differences in business cultures while maintaining focus on meeting the operational and financial goals of the combined company; and

•	incurring significant transaction and integration costs.

Management will have to dedicate substantial effort to integrating PetroEdge. These efforts could divert management’s focus and resources from other day-to-day tasks, corporate initiatives or strategic opportunities during the integration process. Quest does not expect to retain the personnel of PetroEdge and will enter into a one-year transition services agreement with PetroEdge’s parent, which will include PetroEdge’s existing management team, to assist in the integration process. Quest will be required to hire employees and retain service providers for its Appalachian Basin operations. There can be no assurance that these arrangements will be successful as Quest integrates the PetroEdge business, or that Quest will be successful in its efforts to hire and retain competent employees and service providers.

Failure to complete the acquisition could negatively impact the stock prices and the future business and financial results of Quest because of, among other things, the disruption that would occur as a result of uncertainties relating to a failure to complete the acquisition.

If the acquisition is not completed for any reason, Quest could be subject to several risks, including the following:

•	having had the focus of management of Quest directed toward the acquisition and integration planning instead of on its core business and other opportunities that could have been beneficial to the company; and

•	incurring substantial transaction costs related to the acquisition.

In addition, Quest would not realize any of the expected benefits of having completed the acquisition.

We have not yet obtained binding commitments for our term loan, Quest Energy’s bridge loan and the expansion of Quest Energy’s revolving credit facility. If we are unable to procure the term loan, bridge loan and revolving credit facility expansion, we will not be able to consummate the PetroEdge acquisition or realize any expected benefits thereof.

If the acquisition is not completed, the price of Quest common stock may decline to the extent that the current market price of that stock reflects a market assumption that the acquisition will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the acquisition was not consummated due to an adverse change in Quest’s business. In addition, the price of Quest common stock may decline as a result, to the extent that investors believe that Quest cannot compete in the marketplace as effectively without the acquisition or otherwise remain uncertain about Quest’s future prospects in the absence of the acquisition. Similarly, current and prospective employees of Quest may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities if the acquisition is not completed. The realization of any of these risks may materially adversely affect the business, financial results, financial condition and stock price of Quest.

Risks of Entry into the Marcellus Shale Reservoir of the Appalachian Basin

Quest has limited experience in drilling development wells in the Marcellus Shale reservoir of the Appalachian Basin. Other operators in the Appalachian Basin also have limited experience in drilling wells to the Marcellus Shale. Thus, Quest has much less information with respect to the ultimate recoverable reserves and the production decline rate in the Marcellus Shale than it has in its other areas of operation. In addition, the wells to be drilled in the Marcellus Shale will be drilled deeper than in Quest’s other primary areas, which makes the Marcellus Shale wells more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore. In addition, the fracturing of the Marcellus Shale will be more extensive and complicated than fracturing the geological formations in Quest’s other areas of operation.

Risks Related to Acquisition Financing by Quest Energy

To fund the acquisition price for PetroEdge’s interest in producing wellbores and related assets associated with proved developed producing and proved developed non-producing reserves, Quest Energy expects to obtain a bridge loan in the amount of $45.0 million and borrow approximately $30.0 million under its revolving credit facility. The bridge loan is expected to be secured by a second lien on the assets of Quest Energy and is expected to mature within six months of the date of closing of the PetroEdge acquisition. We estimate that immediately following the closing of the PetroEdge acquisition and related financing transactions, Quest Energy will have approximately $18.0 million of availability under its revolving credit facility. To repay this bridge loan and to obtain additional capital to fund a portion of Quest Energy’s 2009 capital expenditure budget, Quest Energy expects to raise additional funds pursuant to an equity offer, the incurrence of additional debt or a combination of both. There can be no assurances that Quest Energy will be able to raise sufficient funds on reasonable terms, if at all, prior to maturity of the bridge loan to repay it in a timely manner and to fund its future capital expenditures. Failure to raise sufficient funds to repay the bridge loan could expose Quest Energy’s assets to foreclosure or other collection efforts. Failure to raise sufficient additional funds to finance its 2009 capital expenditures could result in a reduction in the pace at which Quest Energy develops its properties, which in turn could adversely affect its ability to make distributions on its units and comply with the financial covenants in its credit facilities.

PRICE RANGE OF COMMON STOCK

On June 13, 2008, we had 23,534,859 shares of common stock issued and outstanding. Our common stock is listed on the Nasdaq Global Market under the symbol “QRCP.”

The closing price of our common stock on June 20, 2008 as reported on the Nasdaq was $11.34 per share. The following table shows the high and low intraday sales prices of our common stock during 2006, 2007, the first quarter of 2008 and the second quarter of 2008 through June 20, 2008.

	High	Low

1st Quarter 2006	$17.00	$11.75
2nd Quarter 2006	17.84	12.28
3rd Quarter 2006	14.50	8.06
4th Quarter 2006	12.31	8.65
1st Quarter 2007	10.07	7.25
2nd Quarter 2007	12.58	8.42
3rd Quarter 2007	12.19	8.85
4th Quarter 2007	10.96	6.65
1st Quarter 2008	8.36	5.98
2nd Quarter 2008 (through June 20, 2008)	13.75	6.48

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $89.0 million (approximately $102.5 million if the underwriters exercise their over-allotment option in full) at an assumed public offering price of $11.34 per share, the last reported sale price of our common stock on the Nasdaq on June 20, 2008, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

The total consideration to be paid by us for the acquisition of PetroEdge is expected to be approximately $140.0 million (which includes a previously paid $5.0 million earnest money payment) subject to closing adjustments. We intend to use approximately $70.0 million of the net proceeds from this offering to fund a portion of the purchase price for the acquisition of PetroEdge. The remainder of the purchase price will be paid with the proceeds from the sale to Quest Energy of PetroEdge’s interest in the wellbores and related assets associated with proved developed producing and proved developed non-producing reserves for approximately $70.0 million, subject to closing adjustments. We will use the remaining portion of the net proceeds of the offering, plus the net proceeds from a $35 million term loan to refinance our existing revolving credit facility, to pay fees and expenses related to the PetroEdge acquisition and for general corporate purposes, including drilling and development activities. Quest Energy will obtain a bridge loan in the amount of $45.0 million and borrow approximately $30.0 million pursuant to its revolving credit facility to fund its acquisition from us of PetroEdge’s interest in wellbores and related assets and to pay fees and expenses related to the transaction. If the PetroEdge acquisition is not consummated after this offering, the proceeds of this offering will be used for general corporate purposes. See “Description of Changes to Credit Facilities.” The following table illustrates the sources and uses of funds related to this offering and the acquisition of PetroEdge:

Sources of Funds (in millions):
Estimated proceeds, net of estimated underwriting discounts, and offering expenses(1)	$89.0
New Quest term loan	35.0
New Quest Energy second lien bridge loan facility	45.0
Quest Energy revolving credit facility(2)	30.0

TOTAL SOURCES	$199.0
Uses of Funds (in millions)
Acquisition of PetroEdge(3)	$137.0
Repayment of Quest revolving credit facility	48.0
Transaction costs and expenses(4)	2.0
Increase in cash	12.0

TOTAL USES	$199.0

(1)	Offering expenses are estimated to be approximately $1.0 million. Assumes the underwriters’ overallotment option is not exercised.

(2)	Quest Energy’s revolving credit facility is expected to be expanded from $160.0 million of availability to $190.0 million.

(3)	The purchase price for PetroEdge is expected to be approximately $140.0 million, subject to closing adjustments. Closing adjustments have been estimated to be approximately $2.0 million. Amount shown is net of $5.0 million earnest money deposit previously paid, which amount will be credited to the purchase price at closing.

(4)	Represents transaction costs and expenses expected to be incurred in connection with the PetroEdge acquisition, the related changes to existing credit facilities and the bridge loan to Quest Energy.

Approximately $44 million of the indebtedness under Quest’s revolving credit facility that will be repaid from a portion of the net proceeds of this offering was borrowed in November 2007 in connection with the refinancing of our prior credit facilities as part of the formation and initial public offering of Quest Energy. The remaining $4 million was borrowed in June 2008 to finance the payment for the Potter County, Pennsylvania farmout agreement. The weighted average interest rate under the credit facility for the first quarter 2008 was 8.25% and the maturity date is November 15, 2012.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2008:

•	On an actual basis; and

•	On an as adjusted basis to give effect to:

•	Our issuance and sale of 8,400,000 shares of common stock and our receipt of the net proceeds of this offering as described under “Use of Proceeds,” after deducting any underwriting discounts and commissions and other estimated offering expenses and assuming a public offering price of $11.34 per share (the last reported sale price of our common stock on the Nasdaq on June 20, 2008), and that the underwriters’ overallotment is not exercised;

•	The incurrence of an additional $35.0 million of indebtedness pursuant to a term loan to be obtained in connection with the acquisition of PetroEdge;

•	The incurrence of additional indebtedness by Quest Energy;

•	The repayment of certain debt under existing credit facilities; and

•	The acquisition of PetroEdge.

The proceeds we ultimately receive from this offering of shares of common stock are dependent upon numerous factors and subject to general market conditions. Accordingly, the actual amounts shown in the “As Adjusted” columns may differ materially from those shown below.

This table should be read in conjunction with our consolidated financial statements and related notes included in our 2007 Form 10-K and our quarterly report on Form 10-Q for the quarter ended March 31, 2008.

	As of March 31, 2008
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Cash and restricted cash	$21,870	$33,887
Debt:
Quest revolving credit facility	44,000	—
Quest term loan	—	$35,000
Quest Energy revolving credit facility	123,000	153,000
Quest Energy second lien bridge loan facility	—	45,000
Quest Midstream revolving credit facility	106,000	106,000
Other long term debt	600	600

Total debt	273,600	339,600
Minority interests	281,581	281,581
Stockholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized, 23,766,743 shares issued and outstanding	24	32
Additional paid-in capital	214,262	303,271
Accumulated other comprehensive income (loss)	(17,249)	(17,249)
Accumulated deficit	(131,147)	(131,147)

Total stockholders’ equity	65,890	154,907

Total capitalization	$621,071	776,088

MARCELLUS SHALE EXPANSION

General

Since the end of 2006, we have actively pursued opportunities in the Marcellus Shale of the Appalachian Basin. We believe the basin and area’s characteristics are well suited for the replication of our integrated business model and expertise developed in the Cherokee Basin. In pursuit of this strategy, we have acquired approximately 22,000 net acres in Somerset County, Pennsylvania, have recently consummated a farm-out agreement in Potter County, Pennsylvania and have agreed to acquire PetroEdge.

The Marcellus Shale is located in an area that is currently experiencing active exploration with encouraging results by companies such as Range Resources Corporation (NYSE:RRC), Equitable Resources, Inc. (NYSE:EQT), EOG Resources, Inc. (NYSE:EOG), Atlas Energy Resources, LLC (NYSE:ATN), CNX Gas Corporation (NYSE:CXG) and Chesapeake Energy Corporation (NYSE:CHK). The Marcellus Shale is a black, organic-rich shale formation that occurs in much of Ohio, West Virginia, Pennsylvania and New York and portions of Maryland, Kentucky, Tennessee, and Virginia. The fairway of the Marcellus Shale is generally located at depths between 3,500 and 8,000 feet and ranges in thickness from 50 to 150 feet.

Potter County, Pennsylvania Farm-Out Agreement

On June 4, 2008, we consummated a farm-out agreement with a private company that gives us the right to develop the Marcellus Shale and deeper formations, which we refer to as the deep rights, on approximately 30,000 net acres in Potter County, Pennsylvania for a one-year period. All of this acreage is within the generally recognized fairway of the Marcellus Shale play.

The initial cost of the agreement was $4.0 million. We plan to drill at least two test wells in Potter County during the next twelve months. At the end of the one-year farm-out period, we have the option to acquire all of the deep rights on the acreage for an additional payment of $6.5 million. If we do not exercise the purchase option, we are entitled to keep any acreage that was developed during the farm-out period.

Acquisition of PetroEdge

On June 5, 2008, we entered into a purchase and sale agreement to acquire all the equity interests in PetroEdge for approximately $140 million, subject to closing adjustments. Immediately following the acquisition of PetroEdge, we will transfer to Quest Energy all of PetroEdge’s interest in the wellbores and related assets associated with proved developed producing and proved developed non-producing reserves in exchange for approximately $70 million, subject to closing adjustments. Quest Energy will obtain the funds necessary for this acquisition from a $45.0 million second lien bridge loan and an approximately $30.0 million draw on its revolving credit facility.

PetroEdge is a growth oriented energy company engaged in the acquisition, exploration and exploitation of natural gas and crude oil properties. PetroEdge’s focus is an aggressive acquisition and development program focused on the Eastern United States, in the Marcellus, Mississippian and Devonian formations in the Appalachian Basin. Their primary focus is developing unconventional gas reserves, and in particular, reserves that may otherwise be overlooked or underexploited by other companies for a variety of reasons, and where there is abundant opportunity to achieve attractive rates of return on invested capital.

At May 1, 2008, PetroEdge’s total proved reserves were estimated at 99.6 Bcfe, of which approximately 95.5% were natural gas and 33.0% were classified as proved developed, with a standardized measure of approximately $257.9 million. PetroEdge operates more than 400 wells that produced an average of 3.3 MMcfe/d during the three months ended March 31, 2008, PetroEdge has an average net revenue interest of 81% on an 8/8ths basis.

PetroEdge’s properties consist of approximately 78,000 net acres in West Virginia, Pennsylvania and New York of which approximately 70,600 net acres are located within the generally recognized fairway of the Marcellus Shale. Included in this acreage is approximately 22,200 net acres in Lycoming County, Pennsylvania, which has seen high leasing activity by companies active in the Marcellus Shale. PetroEdge currently has over 400 wellbores, with 113 of the wells having been recently drilled by PetroEdge. Of these recently drilled wells, 100 have confirmed Marcellus Shale, and 42 wells are currently producing from the Marcellus Shale. Additionally, we believe there are over 700 potential vertical well locations for the Marcellus Shale, including significant development opportunities for Devonian Sands and Brown Shales in the same wellbore.

During the year ended December 31, 2007 and the three months ended March 31, 2008, PetroEdge sold approximately 88% and 81%, respectively, of its gas to Dominion Field Services, Inc. No other customer accounted for more than 10% of revenues for the year ended December 31, 2007 or the three months ended March 31, 2008. In general, PetroEdge sells its gas under sale and purchase contracts, which have indefinite terms but may be terminated by either party on 30 days’ notice, other than with respect to pending transactions, or less following an event of default. In general, the contracts provide for sales prices equal to current market prices. However, PetroEdge has entered into fixed price contracts covering 95,000 MMbtu per month through March 31, 2009 at prices ranging from $8.20/MMbtu to $9.32/MMbtu, 50,000 MMbtu per month from April 1, 2009 through October 31, 2009 at prices ranging from $8.76/MMbtu to $9.08/MMbtu and 40,000 MMbtu per month from November 1, 2009 through March 31, 2010 at a price of $8.76/MMbtu.

If PetroEdge were to lose its principal gas purchaser, we believe that it would be able to promptly replace the purchaser.

2008 Appalachian Capital Expenditure Budget

In connection with our Marcellus Shale expansion, we are planning to significantly increase our capital expenditure budget for the remainder of 2008. For the third and fourth quarters of 2008, Quest expects to spend $17.0 million, and Quest Energy expects to spend $4.0 million, excluding pipeline infrastructure costs, which will be directed towards projects contained in the Marcellus Shale area. Our Appalachian capital program is designed to balance the conversion of existing proved developed non-producing and proved undeveloped reserves to production and the discovery of new reserves on currently unproven acreage. Approximately 26% of our 2008 Appalachian capital budget will be directed towards horizontal Marcellus Shale targets on unproven acreage.

We estimate that a typical vertical well will cost approximately $600,000 to drill and complete and that a typical horizontal well will cost approximately $2,000,000 to drill and complete. Additionally, we will be required to construct a gathering system to deliver gas and oil to the interstate pipeline system.

PetroEdge Gas and Oil Data

Estimated Net Proved Reserves.  The following table presents PetroEdge’s estimated net proved gas and oil reserves relating to its natural gas and oil properties as of the dates presented based on its reserve reports as of the dates listed below. The data was prepared by the petroleum engineering firm DeGolyer and MacNaughton. The standardized measure values shown in the table are not intended to represent the current market value of its estimated gas and oil reserves.

	December 31,			May 1,
	2005	2006	2007	2008

Proved reserves
Gas (MMcf)	44,057	63,611	95,089	94,728
Oil (MBb1)	487	622	811	799
Total proved reserves (MMcfe)	46,979	67,343	99,955	99,610
Proved developed gas (MMcf)	8,827	21,884	31,864	31,501
Proved undeveloped gas (MMcf)	35,230	41,727	63,225	63,227
Proved developed crude oil (MBbl)	76	156	227	215
Proved undeveloped crude oil (MBbl)	411	466	584	584
Proved developed reserves as a percentage of total proved reserves	19.7%	33.9%	33.3%	33.0%
Standardized measure in (thousands)(1)	$137,374	$170,618	$163,172	$257,940

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenues. PetroEdge’s standardized measure does not reflect any future income tax expenses because it is not subject to income taxes. PetroEdge’s standardized measure will differ from the standardized measure presented in our future financial statements due to the exclusion of future income tax expense. Standardized measure does not give effect to derivative transactions. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by FASB pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

The following table provides additional information regarding proved reserves, standardized measure, net acres, new completions and potential wells and reserves per well for each of the significant counties in which we have operations in the Marcellus Shale or will acquire such operations pursuant to the acquisition of PetroEdge:

	Inside Fairway
	Existing		PetroEdge
												Outside
	Potter	Somerset	Ritchie		Lewis		Wetzel		Lycoming		Other(1)	Fairway(2)	Total

Proved reserves (Bcfe)
Proved developed producing	0.0	0.0	12.4		0.4		0.7		0.0		0.0	2.3	15.8
Proved developed non producing	0.0	0.0	16.3		0.0		0.0		0.0		0.6	0.2	17.1
Proved undeveloped	0.0	0.0	55.5		1.9		7.6		0.0		0.0	1.7	66.7

Total proved	0.0	0.0	84.2		2.3		8.3		0.0		0.6	4.2	99.6
Standardized measure (in millions)	$0.0	$0.0	$220.0		$4.7		$15.7		$0.0		$1.7	$15.8	$257.9
Net acres	30,000	22,000	29,500		6,400		5,300		22,200		7,200	7,300	129,900
New completions (gross) in the Marcellus Shale	0	1	90	(3)	1		3		0		3	3	101
Potential vertical Marcellus wells (gross) (80-acre spacing)	375	275	233		79		59		278		87	0	1,386
Potential net reserves per well (Bcfe)	0.4	0.4	0.3	(3)	0.6	(4)	0.6	(4)	0.8	(5)	0.4	0

(1)	Includes Doddridge, Gilmer, Green, Monongalia and Steuben Counties.

(2)	Includes Braxton, Calhoun, Kanawha, Wirt, Cabell, Lincoln, Pleasants, Putnam, Wood and Wayne counties.

(3)	Reflects Marcellus Shale and Devonian Sands completions and reserves.

(4)	Based on existing new completions.

(5)	Consistent with published industry reserve estimates for similar Marcellus Shale resource.

The data in the tables above represent estimates only. Gas and oil reserve engineering is inherently a subjective process of estimating underground accumulations of gas and oil that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of gas and oil that are ultimately recovered.

Production Volumes, Sales Prices and Production Costs.  The following table sets forth information regarding the natural gas and oil properties owned by PetroEdge. The gas and oil production figures reflect the net production attributable to its revenue interest and are not indicative of the total volumes produced by the wells.

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008

Net Production:
Gas (Bcf)	286	672	1,090	274
Oil (Bbls)	6,605	20,875	21,691	3,859
Gas equivalent (Bcfe)	326	797	1,220	297
Gas and Oil Sales ($ in thousands):
Gas sales	$2,288	$5,581	$10,719	$2,989
Oil sales	$330	$1,115	$1,427	$280
Total gas and oil sales	$2,618	$6,696	$12,146	$3,269
Avg. Sales Price:
Gas ($ per Mcf)	$8.00	$8.31	$9.83	$10.91
Oil ($ per Bbl)	$49.96	$53.41	$65.79	$72.56
Gas equivalent ($ per Mcfe)	$8.03	$8.40	$9.96	$11.01
Expenses ($ per Mcfe):
Lifting	$5.31	$1.97	$2.02	$2.50
Production and property tax	$0.38	$0.50	$0.57	$0.53
Net Revenue ($ per Mcfe)	$8.03	$8.40	$9.96	$11.01

Producing Wells and Acreage.  The following tables set forth information regarding PetroEdge’s ownership of productive wells and total acres as of December 31, 2005, 2006 and 2007 and May 1, 2008. For purposes of the table below, productive wells consist of producing wells and wells capable of production.

	Productive Wells
	Gas		Oil		Total
	Gross	Net	Gross	Net	Gross	Net

December 31, 2005	374	344	3	3	377	347
December 31, 2006	450	418	4	4	454	422
December 31, 2007	488	453	4	4	492	457
May 1, 2008	489	454	4	4	493	458

During the year ended December 31, 2007, PetroEdge drilled 35 gross (33 net) new wells on PetroEdge’s properties, all being gas wells. The wells drilled have been evaluated and were included in the year-end reserve report. The oil well count remains constant as PetroEdge has been focused on adding gas reserves. See “— Drilling Activities.” During the year ended December 31, 2007, PetroEdge continued to lease additional acreage in certain core development areas of the Marcellus Shale.

	Leasehold Acreage
	Producing(1)		Nonproducing		Total Leasehold
	Gross	Net	Gross	Net	Gross	Net

December 31, 2005	35,603	31,207	356	188	35,959	31,395
December 31, 2006	42,757	38,340	9,083	8,915	51,840	47,255
December 31, 2007	43,527	39,053	48,756	31,657	92,283	70,710
May 1, 2008	44,181	42,249	52,707	35,709	96,888	77,958

(1)	Includes acreage held by production under the terms of the lease.

As of May 1, 2008, in West Virginia, PetroEdge had approximately 3,300 net developed acres and approximately 49,000 net undeveloped acres; in Pennsylvania, it had no net developed acres and approximately 22,200 net undeveloped acres; in New York, it had approximately 120 net developed acres and approximately 3,171 net undeveloped acres. Developed acres are acres spaced or assigned to productive wells or units. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of gas or oil, regardless of whether such acreage contains proved reserves. Developed and undeveloped acreage is only calculated as to the Marcellus Shale.

Drilling Activities.  The table below sets forth the number of wells completed at any time during the period, regardless of when drilling was initiated. Most of the wells expected to be drilled in the next year will be of the development category and in the vicinity of PetroEdge’s existing or planned construction pipeline network. However, PetroEdge will devote a small part of its drilling effort into exploratory wells in an attempt to discover new natural gas reserves, which is a high-risk endeavor. PetroEdge’s drilling, recompletion, abandonment, and acquisition activities for the periods indicated are shown below:

							December 31,
	Year Ended		Year Ended		Year Ended		2007 through
	December 31,		December 31,		December 31,		May 1,
	2005(1)		2006(1)		2007(1)		2008(1)
	Gas		Gas		Gas		Gas
	Gross	Net	Gross	Net	Gross	Net	Gross	Net

Exploratory Wells Drilled:
Capable of Production	0	0	0	0	0	0	0	0
Dry	0	0	0	0	0	0	0	0
Development Wells Drilled:
Capable of Production	0	0	77	75	35	33	1	1
Dry	0	0	0	0	0	0	0	0
Wells Abandoned	1	1	0	0	1	1	0	0
Wells Acquired	378	348	0	0	4	2	0	0
Net increase in Capable Wells	377	347	77	75	38	34	1	1
Re-completion of Old Wells:
Capable of Production	0	0	0	0	2	2	7	7

(1)	No change to oil wells for the years ended December 31, 2005, 2006 and 2007 and four months ended May 1, 2008, with the exception of one oil well drilled during 2006.

During the period from December 31, 2007 through May 1, 2008, PetroEdge drilled two gross wells and connected no wells. As of May 1, 2008, PetroEdge was drilling one gross well and no wells were in the process of being completed.

State Regulation of Oil and Gas Producing Activities

State regulatory agencies where a producing natural gas well is located provide a comprehensive statutory and regulatory scheme for oil and gas operations, such as our current and proposed operations in the Appalachian Basin, including supervising the production activities and transportation of natural gas sold in intrastate markets. Oil and gas operations are regulated in West Virginia by the West Virginia Division of Natural Resources; in Pennsylvania by the Pennsylvania Department of Environmental Resources, Division of Oil and Gas; and in New York by the New York Bureau of Oil and Gas Regulation, Division of Mineral Resources.

Among other things, the regulations involve:

•	new well permit and well registration requirements, procedures and fees;

•	minimum well spacing requirements;

•	restriction on well locations and underground gas storage;

•	certain well site restoration, groundwater protection and safety measures;

•	landowner notification requirements;

•	certain bonding or other security measures;

•	various reporting requirements;

•	well plugging standards and procedures; and

•	broad enforcement powers.

DESCRIPTION OF CHANGES TO CREDIT FACILITIES

Introduction

Quest and Quest Energy each have a revolving credit facility with Royal Bank of Canada (“RBC”). The credit facility under our credit agreement, which is dated as of November 15, 2007 with RBC, as administrative agent and collateral agent, and the lenders party thereto, consists of a three-year $50 million revolving credit facility. Currently, the amount borrowed under our credit agreement is $48 million. The credit facility under Quest Energy’s credit agreement, which is dated as of November 15, 2007, as amended on April 15, 2008, with RBC, as administrative agent and collateral agent, KeyBank National Association, as documentation agent, and the lenders party thereto, consists of a three-year $250 million revolving credit facility. Availability under Quest Energy’s credit facility is tied to a borrowing base, which is currently $160 million. At June 19, 2008, the amount borrowed under Quest Energy’s credit agreement was $142 million.

The total consideration to be paid by us for the acquisition of PetroEdge is expected to be approximately $140.0 million (which includes a previously paid $5.0 million earnest money payment), subject to closing adjustments. We intend to use approximately $70.0 million of the net proceeds from this offering to fund a portion of the purchase price for the acquisition of PetroEdge. The remainder of the purchase price will be paid with the proceeds from the sale to Quest Energy of the wellbores and related assets associated with proved developed producing and proved developed non-producing reserves acquired from PetroEdge for approximately $70.0 million, subject to closing adjustments. We will use the remaining portion of the net proceeds of this offering, plus the net proceeds from a $35 million term loan to refinance our existing revolving credit facility, pay fees and expenses related to the PetroEdge acquisition and for general corporate purposes including drilling and development activities. Quest Energy will obtain a bridge loan in the amount of $45.0 million and borrow $30.0 million pursuant to its revolving credit facility to fund its acquisition from us of the PetroEdge wellbores and related assets associated with proved developed producing and proved developed non-producing reserves and to pay fees and expenses related to the transaction. See “Use of Proceeds.”

Quest Term Loan

In connection with the PetroEdge acquisition, we will enter into a new two-year single draw $35 million term loan agreement with RBC. The new term loan will be secured by a first priority lien on substantially all of our assets and our subsidiaries’ assets (excluding Quest Midstream, its general partner, each of their subsidiaries, Quest Energy, its general partner, and each of their subsidiaries). In general, interest will accrue at either LIBOR plus 5.0% or the prime rate plus 4.0%. Quarterly principal payments will be payable in the amount of $1.5 million, commencing with the first full quarter following the closing. Quest will borrow $35 million under the term loan at the closing of the PetroEdge acquisition to refinance our existing revolving credit facility, pay fees and expenses related to the PetroEdge acquisition and for general corporate purposes including drilling and development activities.

Quest Energy Revolving Credit Facility

In connection with the closing of the PetroEdge acquisition, Quest Energy’s revolving credit facility will be expanded by $30 million. Quest Energy will borrow approximately $30 million at the closing of the PetroEdge acquisition to fund a portion of the approximately $70 million purchase price for the PetroEdge wellbores and related assets associated with proved developed producing and proved developed non-producing reserves that we will sell to Quest Energy and to pay fees and expenses related to the transaction.

Quest Energy Bridge Loan

In connection with the closing of the PetroEdge acquisition, Quest Energy will enter into a six-month $45.0 million second lien bridge loan agreement, which will be fully drawn at the closing of this offering to fund a portion of the approximately $70 million purchase price for the PetroEdge wellbores and related assets associated with proved developed producing and proved developed non-producing reserves that Quest will sell to Quest Energy and to pay fees and expenses related to the transaction. The new bridge loan will be secured by a second priority lien on substantially all of Quest Energy’s assets and all of the assets of its subsidiaries. In general, interest will accrue at either LIBOR plus 6.5% during the first three months and 7.0% during the second three months, or the prime rate plus 5.5% during the first three months and 6.0% during the second three months.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2008, we have agreed to sell to the underwriters named below, for whom RBC Capital Markets Corporation is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares

RBC Capital Markets Corporation
KeyBanc Capital Markets Inc.
Johnson Rice & Company L.L.C.
Stifel, Nicolaus & Company, Incorporated
Friedman, Billings, Ramsey & Co., Inc.
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to           additional shares at the offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $           per share. After the offering, RBC Capital Markets Corporation may change the offering price and concession and discount to broker/dealers. The underwriters and selling group members may allow a discount of $      per share on sales to other broker/dealers. The expenses of the offering that are payable by us are estimated to be $1 million (exclusive of underwriting discounts and commissions).

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without	With	Without	With
	Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment

Underwriting discounts and commissions paid by us	$	$	$	$

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement or amendment to a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of RBC Capital Markets Corporation for a period of 90 days after the date of this prospectus supplement, except (i) issuances pursuant to the exercise of options outstanding on the date hereof, (ii) grants of employee stock options and restricted stock and other securities issuances pursuant to the terms of a plan in effect on the date hereof, (iii) issuances pursuant to the exercise of such options, (iv) issuances to our employees under the terms of the employee stock purchase plan in effect on the date hereof, (v) issuances pursuant to our 401(k) plan, (vi) issuances to directors pursuant to the incentive plan in effect on the date hereof, (vii) the filing of registration statements on

Form S-8 and amendments thereto in connection with those securities and plans and (viii) the taking any of the foregoing actions in connection with the issuance of shares or other securities in connection with acquisitions and private placements by us.

Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of RBC Capital Markets Corporation for a period of 90 days after the date of this prospectus supplement, provided, however, that the foregoing shall not apply to (i) any transfer that is a bona fide gift or any transfer to a trust for the benefit of the officer or director or an immediate family member, provided the transferee agrees to be bound in writing by the terms of the agreement, or (ii) any sales or option exercises pursuant to Rule 10b5-1 trading plans in effect as of the date of this prospectus.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the Nasdaq Global Market under the symbol “QRCP.”

In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

An affiliate of RBC Capital Markets Corporation:

•	is administrative agent, collateral agent and sole lender under our $50 million revolving credit facility;

•	is administrative agent, collateral agent and one of the lenders under Quest Energy’s $250 million revolving credit facility;

•	administrative agent, collateral agent and one of the lenders under Quest Midstream’s $135 million revolving credit facility;

•	will be the sole lender under a new two-year single draw $35 million term loan agreement; and

•	will be one of the lenders under a six-month $45 million bridge loan agreement with Quest Energy.

We expect to use a portion of the proceeds of this offering, plus the net proceeds of the $35 million term loan to, among other things, repay all of the outstanding indebtedness under our revolving credit facility. At the closing of this offering, the bridge loan will be fully drawn by Quest Energy.

An affiliate of KeyBanc Capital Markets Inc.:

•	is documentation agent and one of the lenders under Quest Energy’s $250 million revolving credit facility; and

•	will be one of the lenders under a six-month $45 million bridge loan agreement with Quest Energy.

Stifel, Nicolaus & Company, Incorporated has advised the conflicts committee of Quest Energy in connection with the transfer of PetroEdge’s interest in the wellbores and related assets associated with proved developed producing and proved developed nonproducing reserves.

Because more than ten percent of the net proceeds of this offering may be paid to affiliates of members of the Financial Industry Regulatory Authority, Inc., or FINRA, participating in this offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(h)(2). The underwriters have determined that FINRA does not require the use of a qualified independent underwriter because a bona fide independent market exists.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Stinson Morrison Hecker LLP. The validity of the shares of common stock being offered by us through this prospectus supplement will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fulbright & Jaworski L.L.P.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2005, 2006, 2007 and the combined and consolidated financial statements of Midcoast Kansas General Partner, L.L.C. and Midcoast Kansas Pipeline, L.L.C. as of December 31, 2006 that have been incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Murrell, Hall, McIntosh & Co. PLLP, an independent registered public accounting firm, as stated in their report, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

The information included in this prospectus supplement as of December 31, 2005, 2006 and 2007, relating to our estimated quantities of gas and oil reserves, is derived from reserve reports prepared by Cawley, Gillespie & Associates, Inc., of Ft. Worth, Texas. The information included in this prospectus supplement as of December 31, 2005, 2006 and 2007 and May 1, 2008, relating to PetroEdge’s estimated quantities of gas and oil reserves, is derived from reserve reports prepared by DeGolyer and MacNaughton of Dallas, Texas. This information is included in this prospectus supplement in reliance upon these firms as experts in matters contained in the reports.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580,100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our shares of common stock and we are required to file reports, proxy and information statements and other information with the Nasdaq. These documents can be inspected at the Nasdaq corporate headquarters, One Liberty Plaza, 165 Broadway, New York, New York, 10006.

We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-134216-01) covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

PROSPECTUS

$100,000,000

Quest Resource Corporation

Common Stock
Preferred Stock
Senior Debt Securities
Subordinated Debt Securities
Warrants

We may offer, from time to time, together or separately, up to $100,000,000 aggregate amount of our common stock, preferred stock, senior debt securities, subordinated debt securities, or warrants.

We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. All direct or indirect subsidiaries may guarantee non-convertible debt securities. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, they will be named and their compensation will be described in one or more prospectus supplements. The net proceeds we expect to receive from such sales will be set forth in the respective prospectus supplements.

Our common stock trades on The Nasdaq Market under the symbol “QRCP.” On July 27, 2006, the last reported sale price of our common stock on The Nasdaq Market was $11.05 per share. The preferred stock, the debt securities and the warrants are not currently publicly traded.

Investing in our securities involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2006.

About This Prospectus

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $100,000,000 in the aggregate. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “How to Obtain More Information” and “Incorporation of Information Filed with the SEC” for more information.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We have provided definitions of some of the industry terms used in this prospectus in the “Glossary of Natural Gas Terms.”

In this prospectus, we use the terms “Quest” “we” “us” and “our” to refer to Quest Resource Corporation.

Forward-Looking Statements

This prospectus, and the documents incorporated by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact may be deemed to be forward-looking statements. Examples of forward-looking statements include, but are not limited to:

•	projections and estimates concerning the timing and success of specific projects;

•	financial position;

•	business strategy;

•	budgets;

•	amount, nature and timing of capital expenditures;

•	drilling of wells;

•	acquisition and development of natural gas and oil properties;

•	timing and amount of future production of natural gas and oil;

•	operating costs and other expenses;

•	estimated future net revenues from natural gas and oil reserves and the present value thereof;

•	cash flow and anticipated liquidity; and

•	other plans and objectives for future operations.

Forward-looking statements can often be identified by the use of forward-looking terminology, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	our ability to implement our business strategy;

•	the extent of our success in discovering, developing and producing reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

•	fluctuations in the commodity prices for natural gas and crude oil;

•	engineering and mechanical or technological difficulties with operational equipment, in well completions and workovers, and in drilling new wells;

•	land issues;

•	the effects of government regulation and permitting and other legal requirements;

•	labor problems;

•	environmental related problems;

•	the uncertainty inherent in estimating future natural gas and oil production or reserves;

•	production variances from expectations;

•	the substantial capital expenditures required for construction of pipelines and the drilling of wells and the related need to fund such capital requirements through commercial banks and/or public securities markets;

•	disruptions, capacity constraints in or other limitations on our pipeline systems;

•	costs associated with perfecting title for natural gas rights in some of our properties;

•	the need to develop and replace reserves;

•	competition;

•	dependence upon key personnel;

•	the lack of liquidity of our equity securities;

•	operating hazards attendant to the natural gas and oil business;

•	down-hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	potential mechanical failure or under-performance of significant wells;

•	climatic conditions;

•	natural disasters;

•	acts of terrorism;

•	availability and cost of material and equipment;

•	delays in anticipated start-up dates;

•	our ability to find and retain skilled personnel;

•	availability of capital;

•	the strength and financial resources of our competitors; and

•	general economic conditions.

Except to fulfill our obligations under the United States securities laws, we do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

Forward-looking statements are not guarantees of future performance or results, and are subject to known and unknown risks and uncertainties. Our actual results may vary materially and adversely from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in Item IA. “Risk Factors” in our most recently filed Annual Report on Form 10-K or any subsequently filed Quarterly Report on Form 10-Q. You may obtain copies of these documents as described under “How to Obtain More Information” and “Incorporation of Information Filed with the SEC”. Other factors not identified could also have such an effect.

We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

Prospectus Summary

Quest Resource Corporation

We are an independent energy company engaged in the exploration, development and production of natural gas. Our operations are currently focused on the development of coal bed methane, or CBM, in a ten county region in southeastern Kansas and northeastern Oklahoma that is part of the Cherokee Basin. As of December 31, 2005, we had 134.5 Bcfe of net proved reserves with a PV-10 value before effect of income taxes of $482.5 million. Our reserves are approximately 99% CBM and 54% proved developed. We believe we are the largest producer of natural gas in the Cherokee Basin with an average net daily production of approximately 26.2 mmcfe for the year ended December 31, 2005. Our reserves are long-lived with a reserve life index of 16.3 years.

As of December 31, 2005, we owned the development rights to 494,985 net CBM acres throughout the Cherokee Basin and had developed approximately 40% of our acreage. We presently operate approximately 1,300 producing gas and oil wells. Of the approximately 1,300 CBM wells that have been drilled on our acreage to date, over 98% have been successful. None of our acreage or producing wells is associated with coal mining operations.

In addition to our CBM reserves and acreage, we own and operate a gas gathering pipeline network of approximately 1,300 miles that serves our acreage position. Presently, this system had a maximum daily throughput of 70 mmcf/d and is operating at about 54% capacity. We transport 100% of our production through our gas gathering pipeline network to interstate pipeline delivery points. Approximately 10% of the current volumes transported on our pipeline system are for third parties. As of December 31, 2005, we had an inventory of 228 drilled CBM wells awaiting connection to our gas gathering system. It is our intention to focus on the development of CBM reserves that can be immediately served by our gathering system. In addition, we plan to continue to expand our gathering system to serve other areas of the Cherokee Basin where we intend to acquire additional CBM acreage for development.

Our principal executive offices are located at 9520 N. May Avenue, Suite 300, Oklahoma City, Oklahoma 73120 and our telephone number at such location is (405) 488-1304.

The Securities We May Offer

We may use this prospectus to offer up to $100,000,000 aggregate amount, or the equivalent in one or more foreign currencies or currency units, of common stock, preferred stock, debt securities and warrants, in one or more offerings and in any combination. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. A prospectus supplement, which we will provide each time we offer securities, will describe the specific types, amounts, prices and detailed terms of any of these offered securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock either alone or underlying other registered securities convertible into, or exercisable or exchangeable for our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay any dividends. Each holder of our common stock is entitled to one vote per share. Holders of our common stock do not have cumulative voting rights or preemptive rights to acquire additional shares of common stock.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series. Our board of directors is authorized to establish the powers, rights, preferences, privileges and designations. The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Warrants

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. The securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. This prospectus contains only general terms and provisions of the securities warrants. The applicable prospectus supplement will describe the particular terms of the securities warrants being offered thereby.

Debt Securities

We may issue senior or subordinated debt securities under an indenture to be entered between a trustee and us, and our subsidiaries may guarantee non-convertible debt securities under a supplemental indenture. A form of the indenture for each of the senior debt securities and subordinated debt securities is included as an exhibit to the registration statement of which this prospectus is a part. Neither form of indenture limits the amount of securities that may be issued under it and provides that debt securities may be issued in one or more series. Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally and ratably with our other senior, unsubordinated and unsecured obligations. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued. If specified in the applicable prospectus supplement, non-convertible debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the applicable prospectus supplement, such subsidiary guarantees will be unsecured obligations. This prospectus contains only general terms and provisions of the debt securities. The applicable prospectus supplement will describe the particular terms of the debt securities being offered thereby.

Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends

The following table sets forth our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated.

	3 Months		7 Months
	Ended	Year Ended	Ended
	March 31,	December 31,	December 31,	Years Ended May 31,
	2006	2005	2004	2004	2003	2002

Ratio of Earnings to Fixed Charges(1)(2)	3.1	(0.0)	0.5	0.9	(3.3)	1.9
Deficiency of Earnings Available to Cover Fixed Charges	$—	$31,941,000	$4,863,000	$610,000	$3,189,000	$—
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(3)	3.1	(0.0)	0.5	0.9	(3.2)	1.8
Deficiency of Earnings Available to Cover Fixed Charges and Preferred Dividends	$—	$31,951,000	$4,869,000	$627,000	$3,198,000	$—

(1)	Fixed charges means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

(2)	Earnings is the amount resulting from (a) adding (i) pre-tax income from continuing operations, (ii) fixed charges, (iii) amortization of capitalized interest, (iv) distributed income of equity investees, and (iv) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (b) subtracting from the total of the previous items (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries, and (iii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

(3)	Preference security dividend is the amount of pre-tax earnings that is required to pay dividends on outstanding preference securities. The dividend requirement is computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

Risk Factors

Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described in Item 1A. “Risk Factors” in our most recently filed Annual Report on Form 10-K or any subsequently filed Quarterly Report on Form 10-Q, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

Description of Common and Preferred Stock

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our Restated Articles of Incorporation, as amended, and our bylaws, as amended, that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the Nevada Revised Statutes. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended.

Authorized Capitalization

As of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, 50,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 500,000 shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), none of which are outstanding and (ii) 100,000 shares are designated as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”), none of which are outstanding. As of July 6, 2006, an aggregate of 22,123,514 shares of our common stock were issued and outstanding.

Common Stock

Voting Rights

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of common stock is prohibited, which means that the holders of a majority of shares voting for the election of directors can elect all members of our board of directors. Except as otherwise required by applicable law and except for certain matters set forth in our articles of incorporation, some of which are discussed below, a majority vote is sufficient for any act of stockholders.

Dividend Rights

Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and amounts owed to creditors and holders of preferred stock, if any. All outstanding shares of our common stock are fully paid and non-assessable.

Other Matters

The holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the board of directors may designate and issue in the future. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers of the holders of common stock, including their voting rights.

Preferred Stock

The Board of Directors is authorized, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock as a class without series or in one or more series and to fix the rights, preferences, powers, qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series.

As of the date of this Prospectus, we have designated (i) 500,000 shares of preferred stock, par value $0.001 per share, as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), none of which are outstanding, and (ii) 100,000 shares of preferred stock, par value $0.001 per share, as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”), none of which are outstanding. The following are summaries of the material terms of the Series A Preferred Stock and Series B Preferred Stock. The material terms of any other series of preferred stock created after the date of this prospectus will be described in the applicable prospectus supplement. The rights of the Series A Preferred Stock are prior and superior to the rights of the Series B Preferred stock.

Preferred Stock Dividend Rights

Series A Preferred Stock.  The holders of the Series A Preferred Stock are entitled to receive, from funds legally available for the payment of dividends, a cash dividend in an amount equal to 10% per annum of the $10 liquidation preference per share of Series A Preferred Stock. The dividend on the Series A Preferred Stock is cumulative from the date of issuance of the Series A Preferred Stock, and payable quarterly in arrears, as declared by our board of directors, on February 28, May 31, August 31 and November 30 of each calendar year.

Dividends on the Series A Preferred Stock accrue, whether or not funds are legally available for the payment thereof, from the issue date. Unpaid dividends accrue interest at the rate of 15% per annum.

Series B Preferred Stock.  The holders of the Series B Preferred Stock, subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series B Preferred Stock (including the Series A Preferred Stock), are entitled to receive, from funds legally available for the payment of dividends, a cash dividend in an amount equal to the product of the Series B Multiple (as defined below) times the aggregate per share amount of all other cash dividends, plus the product of the Series B Multiple times the aggregate per share amount of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock declared on the common stock. The rights of the holders of Series B Preferred Stock to receive dividends are superior to the rights of holders of common stock and other junior securities.

The “Series B Multiple” is initially 1,000. If we (i) declare any dividend on common stock payable in shares of common stock, (ii) subdivide the outstanding common stock or (iii) combine the outstanding common stock into a smaller number of shares, then in each such case, the Series B Multiple will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Distributions Upon Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or other winding up of our affairs, before any distribution or other payment may be made to the holders of any junior securities, the holders of the Series A Preferred Stock are entitled to be paid the $10 liquidation preference per share of Series A Preferred Stock as of such date, plus accrued and unpaid dividends. After the holders of the Series A Preferred Stock have received their liquidation preference, the holders of the Series B Preferred Stock are entitled to be paid in preference to junior securities the greater of (y) $1000 per share, plus accrued dividends to the date of distribution, whether earned or declared, or (z) an amount per share equal to the product of the current Series B Multiple times the aggregate amount to be distributed per share to holders of common stock. However, in such event, the holders of parity stock shall not receive any distributions except for distributions made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. We must make such payments in cash. If upon any such voluntary or involuntary liquidation, dissolution or other winding up of our affairs, the net assets distributable among the holders of the Series A Preferred Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets distributable to such holders will be distributed among them ratably. In such case, the holders of the Series B Preferred Stock will receive nothing.

Redemption of the Series A Preferred Stock by the Company

We may, at our option, redeem in cash at any time, in whole or in part, the Series A Preferred Stock for a redemption price equal to the $10 liquidation preference per share of Series A Preferred Stock, plus accrued and unpaid dividends, to and including the date of such redemption.

The shares of Series B Preferred Stock are not redeemable.

Conversion of the Series A Preferred Stock

The holders of the Series A Preferred stock have the right, at their option, at any time, to convert any or all of their Series A Preferred Stock into fully paid and nonassessable shares of our common stock.

We may at our option at any time automatically convert all of the outstanding shares of Series A Preferred Stock into fully paid and nonassessable shares of our common stock.

Each share of Series A Preferred Stock is convertible into 1.6 shares of our common stock, subject to adjustment for common stock dividends, subdivisions or reclassifications of common stock, or combinations of common stock, and for other distributions to the holders of common stock.

No fractional shares of our common stock will be issued upon the conversion of the Series A Preferred Stock.

The shares of Series B Preferred Stock are not convertible.

Voting Rights

Series A Preferred Stock.  If dividend payments on the Series A Preferred Stock are in default for six or more consecutive quarterly periods, the Series A Preferred Stock will have the right to elect, as a class, the largest number of directors constituting a minority of our board of directors, until such time as all of the accrued dividends on the Series A Preferred Stock have been paid.

Series B Preferred Stock.  Each holder of a share of Series B Preferred Stock is entitled to a number of votes equal to the product of

•	the Series B Multiple, times

•	one (or the number of votes that each share of common stock entitles its holder to vote). The holders of shares of Series B Preferred Stock and the holders of shares of common stock and any other of our capital stock having general voting rights will vote together as one class on all matters submitted to a vote of our stockholders. The holders of shares of Series B Preferred Stock have no special voting rights.

Anti-Takeover Provisions

Nevada Law

Some provisions of Nevada law and some of the provisions included in our articles of incorporation and our bylaws could make the acquisition of us by means of a tender offer more difficult.

These provisions of Nevada law, which are described below, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

The Nevada Revised Statutes (the “NRS”) contain two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of us through certain types of transactions.

Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders

The NRS includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, which amendment is effective prior to the date a person who is a party to a combination first became an interested stockholder. Our articles of incorporation do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada’s Acquisition of Controlling Interest statute (the “Control Share Act”) imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the NRS) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an “issuing corporation”, unless the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have addresses in that state appearing on the company’s stock ledger, and which does business in Nevada directly or through an affiliated company. Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable. We do not currently conduct any business in Nevada directly or through an affiliated company.

The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date. A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation in the election of directors. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock. The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Our articles of incorporation and bylaws do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive “fair value” for their shares. Our articles of incorporation and bylaws do not provide otherwise. By the date set in the dissenter’s notice, which may not be less than 30 nor more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares. “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Our Restated Articles of Incorporation and bylaws do not address this matter.

Restated Articles of Incorporation Provisions

Classified Board.  There are six directors on our board of directors. Under our articles of incorporation, when the board of directors consists of six or more directors, the board is classified into three classes. Mr. Garrison and Mr. Rateau have been designated Class 1 directors, Mr. White and Mr. Irani have been designated Class 2 directors and Mr. Cash and Mr. Kite have been designated Class 3 directors. The initial term of office of the Class 1 directors will be for a one-year term, the initial term of the Class 2 directors will be for a two-year term, and the initial term of the Class 3 directors will be for a three-year term commencing with the 2006 annual meeting of stockholders. Following each initial term, each class of directors will serve for a term of three years and until their successors are elected and qualified. Because a third party will not be able to gain control of our board of directors through a proxy contest, this provision may have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors, without regard to whether consideration of such nominees might be harmful or beneficial to us or our stockholders.

Stockholder Nomination of Directors.  Our articles of incorporation require advance notice of all stockholders’ nominations for election of directors. Stockholders will be required to deliver prior written notice of any director nomination:

•	no less than 14 days and no more than 50 days before the meeting date, or

•	if less than 21 days’ notice or public disclosure of the meeting date is given to stockholders, no later than 7 days after the notice of meeting date is mailed or publicly announced, whichever occurs first.

Such notice must be accompanied by specific information of the sort needed by us for inclusion in any proxy materials in accordance with the Exchange Act. No nominee will be considered at a meeting of the stockholders unless nominated in accordance with the procedures set forth in the articles of incorporation. Accordingly, this provision may have the effect of precluding or delaying a contest for the election of directors if the designated procedures are not followed.

Blank-Check Preferred Stock.  Under our articles of incorporation, we are authorized to issue 50 million shares of preferred stock, $0.001 par value. These shares may be divided into any series of preferred stock as our board of directors determines. The preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions established by our board of directors. See “— Stockholder Rights Plan.”

Bylaw Provisions

Advance Notice Provision; Stockholder Nomination of Directors.  Stockholders are required to deliver prior written notice to us of any proposal that they intend to present at a stockholders’ meeting:

•	no less than 50 days and no more than 75 days before the meeting date, or

•	if less than 65 days’ notice or public disclosure of the meeting date is given to stockholders, no later than 15 days after the notice of meeting date is mailed or publicly announced, which ever occurs first.

Our bylaws also contain a stockholder nomination of directors provision which conforms to the notice provisions contained in our articles of incorporation and which is summarized under “— Restated Articles of Incorporation Provisions.”

These notices must be accompanied by specific information of the sort needed by us for inclusion in any proxy materials prepared in accordance with the Exchange Act. No nominee or shareholder proposal will be considered at a meeting of the stockholders unless nominated or proposed in accordance with the procedures set forth in these provisions. Accordingly, these provisions may have the effect of precluding or delaying a contest for the election of directors or the consideration of stockholder proposals if the designated procedures are not followed. Such provisions may have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us or our stockholders.

Who May Call a Special Meeting of Stockholders.  Our bylaws permit only our Chairman of the board of directors, our President and the board of directors to call a special meeting of stockholders. The purpose of this provision is to avoid the time, expense and disruption resulting from holding special meetings of stockholders in addition to annual meetings, unless the special meetings are approved by us or the board of directors. However, this provision may have the effect of delaying a change in control of us or delaying the presentation to the stockholders of a stockholder proposal favored by certain stockholders.

Stockholder Action Other Than at a Meeting Requires Unanimous Consent.  Our bylaws permit stockholders to take action without a meeting only upon the unanimous consent of all stockholders.

Stockholder Rights Plan

On May 31, 2006, our board of directors adopted a stockholder rights plan. For a description of the anti-takeover effects of our stockholders rights plan, see “Description of Preferred Stock Purchase Rights — Certain Effects of the Rights” below.

Description of Preferred Stock Purchase Rights

Declaration of Rights Dividend

On May 31, 2006, our board of directors declared a dividend distribution of one Right for each outstanding share of our common stock. The dividend was payable on June 15, 2006 to stockholders of record at the close of business on that date (the “Record Date”). Each Right entitles the holder to purchase from us at any time following the Distribution Date (as defined below) a unit consisting of one one-thousandth of a share (a “Unit”) of Series B Preferred Stock, at a purchase price of $75.00 per Unit (the “Purchase Price”), subject to adjustment as described below. The Rights are not exercisable until the Distribution Date. The description and terms of the Rights are set forth in a Rights Agreement dated May 31, 2006 (the “Rights Agreement”) between us and UMB Bank, n.a., as Rights Agent.

Rights will also be issued with respect to shares of common stock issued by us or transferred from our treasury after May 31, 2006 and prior to the Distribution Date, and, under certain circumstances, Rights will be issued with respect to shares of common stock issued or transferred by us after the Distribution Date.

Stockholders will not be required to take any action in connection with the payment of the Rights dividend on June 15, 2006.

Rights Initially Attached to and Trade with Common Stock

Until the earlier of the Distribution Date or the date the Rights are redeemed or expire:

•	the Rights will be evidenced by common stock certificates and no separate rights certificates will be distributed,

•	the Rights will be transferable only in connection with the transfer of the underlying shares of common stock,

•	the surrender for transfer of any common stock certificate (with or without a copy of a Summary of Rights attached thereto) will also constitute the transfer of the Rights associated with the shares of common stock represented by such certificate, and

•	new common stock certificates issued after June 15, 2006 will contain a notation incorporating the Rights Agreement by reference.

When Rights Separate from Common Stock and Become Exercisable

The Rights will separate from the common stock and become exercisable on the Distribution Date. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and thereafter the separate rights certificates will represent the Rights.

The “Distribution Date” will occur upon the earlier of (i) ten business days after the Stock Acquisition Date (as defined below) or (ii) ten business days (or such later date as the board shall determine prior to such time as there is an Acquiring Person) following the commencement of a tender or exchange offer or the announcement of an intention to make a tender or exchange offer, in either case, the consummation of which would result in a Person becoming an Acquiring Person (as defined below).

The “Stock Acquisition Date” means the earlier of (i) the date of the first public announcement by us or an Acquiring Person that an Acquiring Person has become such or (ii) the date on which we have actual notice, direct or indirect, or otherwise determines that a Person has become an Acquiring Person.

An “Acquiring Person” is a Person who, together with all affiliates and associates of such Person, and without our prior written approval, is the beneficial owner of 15% or more of our outstanding shares of common stock, subject to a number of exceptions set forth in the Rights Agreement. The Rights Agreement exempts certain persons from the definition of “Acquiring Person,” including:

•	a person who acquire shares in a Permitted Offer;

•	us or any of our subsidiaries;

•	any of our employee benefit plans or any subsidiary and certain persons appointed pursuant to the terms of any such plan;

•	a person who acquires beneficial ownership of 15% or more of the outstanding shares of common stock pursuant to a Permitted Offer, through a permitted cash tender offer for all of the outstanding shares of common stock; and

•	a person who inadvertently becomes an Acquiring Person or who exceeds the ownership limits as a result of repurchases of stock by us.

Exercising Rights

In the event that, at any time following the Distribution Date, a person becomes an Acquiring Person, except pursuant to a “Permitted Offer”, each holder of a Right will, for a sixty (60) day period (subject to extension under certain circumstances), have the right to receive, upon exercise of the Right, common stock (or, in certain circumstances, cash, property or other of our securities) having a value equal to two times the Purchase Price of the Right. A “Permitted Offer” is a tender offer or exchange offer:

(i) for all outstanding shares of common stock which offer remains open for at least sixty (60) calendar days. The consideration offered must be cash that is fully financed or a publicly traded security,

(ii) that is accepted by the holders of at least a majority of the then outstanding shares of common stock other than shares beneficially owned by the person for whose benefit the offer is being made and its Affiliates and Associates,

(iii) that follows an irrevocable written commitment to us by the person for whose benefit the offer is made to consummate a transaction promptly upon the completion of such offer. The consideration offered must be cash that is fully financed or a publicly traded security and all shares of common stock not purchased in the offer must be acquired at the same price per share as paid in such offer. Such person may not make any amendment to the original offer which reduces the per share price offered or which is in any other respect materially adverse to the holders of common stock (other than the person on whose behalf such offer is being made and such person’s Affiliates and Associates),

(iv) that is determined, prior to the purchase of shares by our board of directors to have a price and other terms that are fair and in the best interest of us and our stockholders (taking into account all factors which the board of directors may deem relevant, including our long-term prospects and prices which could reasonably be achieved if we or our assets were sold on an orderly basis designed to realize maximum value) to stockholders (other than the person on whose behalf the tender offer is being made and its Affiliates and Associates),

(v) for which our board of directors has received an opinion from one or more nationally recognized investment banking firm selected by our board of directors that the price offered is fair from a financial point of view, or

(vi) for which our board of directors has taken the action contemplated by clause (iv) at least a majority of directors who are independent and disinterested.

However, at the option of our board of directors, during such time as an Acquiring Person beneficially owns an amount of stock less than 50% of the outstanding common stock, we may exchange, in whole or in part, each right of each holder (other than the Acquiring Person or the Acquiring Person’s Affiliate or Associates or their subsequent holders) for one share of common stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or any Affiliate or Associate of an Acquiring Person) will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right.

Adjustment of Rights upon Occurrence of a Triggering Event

In the event that a person becomes an Acquiring Person, each holder of a Right (except the Acquiring Person and certain other persons as described below) will no longer have the right to purchase Units of Series B Preferred Stock, but instead will have the right to receive, upon exercise of the Right, shares of common stock (or, in certain circumstances, cash, property or other of our securities) having a Current Market Price (as defined in the Rights Agreement) equal to two times the then current exercise price of the Right. For example, at a Purchase Price of $75.00 per Right, each Right not owned by an Acquiring Person would entitle its holder to purchase $150.00 worth of common stock (or other consideration, as noted above) for $75.00. Assuming that the common stock has a per share value of $15.00 at such time, the holder of each valid Right would be entitled to purchase ten shares of common stock for $75.00. Once a person becomes an Acquiring Person, all Rights that are, or under certain circumstances were, beneficially owned by such Acquiring Person (or certain related parties) will be null and void.

In the event that, at any time after the Stock Acquisition Date, (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than a merger which follows a Permitted Offer and satisfies certain other requirements), or (2) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall have the right to receive, upon exercise, common stock of the acquiring company having a current market price equal to two times the then current Purchase Price of the Right. The events set forth in this paragraph and in the preceding paragraph which allow Rights to be exercised are referred to individually as a “Triggering Event” and collectively as “Triggering Events.”

Exchange of Rights

After any person becomes an Acquiring Person, our board of directors may, at its option, exchange the Rights (except Rights which previously have been voided as set forth above), in whole or in part, at an exchange ratio of one share of common stock for each Right, subject to adjustment for any stock split, stock dividend or similar transaction occurring after May 31, 2006. However, the board of directors may not cause the exchange of Rights at any time after any person, together with such person’s affiliates and associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding, with certain exceptions.

Redemption of Rights

At any time prior to the close of business on the tenth business day after the Stock Acquisition Date, we may order that all Rights be redeemed at a price of $.001 per Right (payable in cash, common stock or other consideration deemed appropriate by the board of directors), subject to adjustment for any stock split, stock dividend or similar transaction occurring after May 31, 2006 (the “Redemption Price”). Immediately upon the effectiveness of the action of the board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the holders of the Rights will only be entitled to receive the Redemption Price for each Right so held.

Amendment of Rights

At any time and from time to time prior to the close of business on the tenth business day after the Stock Acquisition Date, we may amend the Rights in any manner without the approval of any holders of Rights. At any time and from time to time after the close of business on the tenth business day after the Stock Acquisition Date, we may supplement or amend the Rights without the approval of any holders of the Rights, provided that no such supplement or amendment adversely affects the interests of the holders of Rights as such (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Adjustment of Rights and Securities Upon Certain Events

The Purchase Price payable, and the number of Units of Series B Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Stock, or (2) upon the distribution to holders of the Series B Preferred Stock of certain rights, options, warrants, evidences of indebtedness or assets (excluding regular quarterly cash dividends). No adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

The number of outstanding Rights attached to each share of common stock and the number of Units of Series B Preferred Stock purchasable upon exercise of a Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in shares of common stock or a subdivision or combination of the shares of common stock, occurring prior to the Distribution Date.

We are not required to issue fractional Units; in lieu thereof, we may pay cash for such fractional Units based on the market price of the Preferred Stock on the last trading date prior to the date of issuance.

Rights Holder Not a Stockholder

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. The holders of Rights will be able to vote and receive dividends on the common stock that they hold.

Tax Consequences

While the current distribution of the Rights will not be taxable to stockholders or to us, stockholders might, depending upon the circumstances, realize taxable income in the event that the Rights become severable from the common stock and will likely realize taxable income in the event such Rights become exercisable for common stock of the acquiring company as set forth above or are exchanged as provided above.

Expiration of Rights

The Rights will expire at the close of business on May 31, 2016, unless we redeem or exchange the Rights prior to such date, in each case as described above.

Three-year Independent Director Evaluation

The Rights Agreement includes a “TIDE” (Three-year Independent Director Evaluation) provision. Under the TIDE provision, the Board of Directors’ Stockholder Rights Plan Committee composed of independent (as defined above) and disinterested (as defined above) directors will review the Rights Plan periodically (at least every three years) in order to consider whether the maintenance of the Rights Agreement continues to be in the best interests of us and our stockholders. This committee will communicate its conclusions to the full board of directors after each review, including any recommendation as to whether the Rights Plan should be modified or the Rights should be redeemed.

Number of Rights Outstanding

As of July 6, 2006, 22,123,514 shares of Common Stock were issued and outstanding. Approximately, 2.2 million shares have been reserved for issuance pursuant to employee benefit plans. Each share of common stock outstanding at the close of business on June 15, 2006 received one Right. Rights will also be issued with respect to shares of common stock issued or transferred by us after June 15, 2006 and prior to the Distribution Date, and, under certain circumstances, Rights will be issued with respect to shares of common stock issued or transferred by us after the Distribution Date.

Certain Effects of the Rights

The Rights have certain anti-takeover effects. If exercised, the Rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the Rights being redeemed. Under certain circumstances the Rights beneficially owned (or that were owned) by such a person or group may become void. The Rights should not interfere with any merger or other business combination approved by our board of directors because, if the Rights would become exercisable as a result of such merger or other business combination, our board of directors may, at its option, redeem all (but not less than all) of the then outstanding Rights at the Redemption Price. See “— Redemption of Rights.”

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is UMB Bank, n.a., P.O. Box 419064, Kansas City, Missouri, 64141-6064, and its telephone number is (816) 884-4225.

Description of Debt Securities

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of Quest, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under one or more separate indentures between us and a trustee to be named in the related prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. If we enter into any indenture supplement, we will file a copy of that supplement with the SEC.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct our operations through our subsidiaries. Therefore, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourselves be a creditor with recognized and unsubordinated claims against any subsidiary. Our ability to pay principal of and premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, interest or other charges by our subsidiaries.

If specified in the prospectus supplement, non-convertible debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “— Subsidiary Guarantees.”

The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entireties. The indentures are governed by the Trust Indenture Act of 1939. The terms of the debt securities include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act. We urge you to read the indentures because they, and not this description, define your rights as a holder of the debt securities.

The indentures contain no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

Information You Will Find in the Prospectus Supplement

The indentures provide that we may issue debt securities from time to time in one or more series and that we may denominate the debt securities and make them payable in foreign currencies. The indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable, the amount or amounts of such payments or principal and premium, if any, or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the person to whom such interest will be payable, if other than the person in whose name the debt securities are registered;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the basis upon which interest shall be calculated;

•	the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payment periods;

•	the place or places where the principal of and any premium and interest on the series of debt securities will be payable, or where the debt securities may be surrendered for transfer or exchange;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

•	if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	the extent to which the debt securities of the series, in whole or any specified part, shall be defeasible pursuant to the indenture and the terms and conditions of such defeasance;

•	the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, if any, of the debt securities of the series and terms of the subordination;

•	whether our subsidiaries will provide guarantees of non-convertible debt securities, and the terms of any subordination of such guarantee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of such events as may be specified;

•	whether such debt securities shall be issuable in registered form or bearer form, and any restrictions applicable to the offering, sale or delivery of bearer debt securities;

•	the forms of the debt securities of the series;

•	the terms, if any, which may be related to warrants, options, or other rights to purchase securities issued by the Company in connection with debt securities of the series;

•	whether the debt securities will be governed by, and the extent to which the debt securities will be governed by, any law other than the laws of the State of New York;

•	any other terms of the debt securities of the series which are not prohibited by the indenture.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement.

Senior Debt

We may issue senior debt securities under the senior indenture. Unless otherwise set forth in the applicable indenture supplement or in any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and, to the extent unsecured, junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated indenture. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness, if any, outstanding as of the end of our most recent fiscal quarter.

Senior Subordinated Debt

We may issue senior subordinated debt securities under the subordinated indenture. These senior subordinated debt securities will be, to the extent and in the manner set forth in the subordinated indenture, subordinate and junior in right of payment to all of our “senior indebtedness” and senior to our other subordinated debt. See the discussions above under “— Senior Debt” and “— Subordinated Debt” for a more detailed explanation of our senior and subordinated indebtedness.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of non-convertible debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of non-convertible debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “— Subordinated Debt” and “— Senior Subordinated Debt.”

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, or in the applicable supplemental indenture, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

Payment of Interest on and Principal of Registered Global Securities

We will make payments of principal, premium, if any, interest on and additional amounts with respect to debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Quest, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

Generally, a depositary, upon receipt of any payment of principal, premium, interest on or additional amounts with respect to the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. Generally, payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•	the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Covenants by Quest

The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The board resolution or supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on or additional amounts with respect to any debt security of that series, continued for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series at its maturity;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable, continued for 30 days;

•	failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 60 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, interest on or any additional amounts with respect to such debt securities) if it considers such withholding of notice to be in the best interests of the holders.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the applicable indenture or for any remedy under such indenture, unless:

•	an event of default with respect to such series shall have occurred and be continuing and such holder shall have previously given to the trustee written notice of such continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request; and

•	the trustee shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, interest on or any additional amounts with respect to such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

We and the applicable trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities, enter into one or more indentures supplemental to the indentures, among other things:

•	to add additional obligors on, guarantees to or secure any series of debt securities;

•	to evidence the succession of another person pursuant to the provisions of the indentures relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants and obligations or those of any guarantor;

•	to surrender any right or power conferred upon us under the indentures or to add to our covenants for the protection of the holders of all or any series of debt securities;

•	to add any additional events of default for the benefit of the holders of any one or more series of debt securities;

•	to add to or change any of the provisions of the indentures to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, or to permit or facilitate the issuance of debt securities in global form or uncertificated form;

•	to add to, change or eliminate any of the provisions of the indentures in respect of one or more series of debt securities, provided that any such addition, change or elimination (a) shall neither (1) apply to any outstanding debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision, or (2) modify the rights of any holder of any outstanding debt security with respect to such provision, or (b) shall become effective when there is no debt security then outstanding;

•	to correct or supplement any provision which may be defective or inconsistent with any other provision or to cure any ambiguity or omission or to correct any mistake;

•	to make any other provisions with respect to matters or questions arising under the indentures, provided such action shall not adversely affect the rights of any holder of debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee; or

•	to establish the form or terms of debt securities of any series and to make any change that does not adversely affect the rights of any holder of debt securities.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indentures or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	change the maturity of the principal of or any installment of principal of, or the date fixed for payment of interest on, any additional amounts or any sinking fund payment with respect to, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on or any additional amounts with respect to any debt securities;

•	change the place of payment or the currency in which any debt securities are payable;

•	impair the right of the holders to institute a proceeding for the enforcement of any right to payment on or after maturity; or

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture or any waiver provided in the indenture.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the applicable indenture and such indenture shall generally cease to be of any further effect with respect to that series of debt securities if (i) we have delivered to the trustee for cancellation all debt securities of that series or (ii) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

In addition, to the extent set forth in a supplemental indenture with respect to a series of debt securities, we may have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we have and exercise a legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we have and exercise a covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

To the extent set forth in a supplemental indenture with respect to a series of debt securities, we may exercise a legal defeasance option or a covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (for debt securities denominated in U.S. dollars) or certain foreign government obligations (for debt securities denominated in a currency other than U.S. dollars) for the payment of principal, premium, if any, and interest and any additional amounts with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of the defeasance options, we must comply with certain other conditions, including for debt securities denominated in U.S. dollars the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable federal income tax law).

The trustee will hold in trust the cash or government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited government obligations to the payment of principal, premium, if any, and interest and any additional amounts with respect to the debt securities of the defeased series.

Mergers, Consolidations and Certain Sales of Assets

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we may not:

•	consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or

•	transfer, lease or dispose of all or substantially all of our assets to any other person or entity; unless:

•	the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable indenture;

•	immediately after giving effect to such transaction, no default or event of default would occur or be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable indenture.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York, except as may be provided as to any series in a supplemental indenture.

Conversion or Exchange Rights

Any debt securities offered hereby may be convertible into or exchangeable for shares of our equity or other securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Equal and Ratable Securitization

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we may not secure debt securities of any series unless the debt securities of every other series are also equally and ratably secured.

Concerning the Trustee

The indentures provide that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under an indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal or, premium, if any, interest on and any additional amounts with respect to, and all registration, transfer, exchange authentication and delivery of, the debt securities of a series will be effected with respect to such series at an office designated by us.

The indentures contain limitations on the rights of any trustee, should it become a creditor of Quest, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If any trustee acquires an interest that conflicts with any duties with respect to the debt securities, such trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the applicable indenture.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Description of Warrants

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. This summary of some provisions of the securities warrants is not complete. Any securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with any offering of the specific securities warrants and will contain all of the terms of the securities warrant agreement and securities warrants.

The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

Use of Proceeds

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereunder to fund acquisitions of complementary businesses, working capital, capital expenditures and other general corporate purposes. We are not currently a party to any binding agreements or commitments with respect to the acquisition of any companies.

Dividend Policy

The payment of dividends on our stock is within the discretion of the board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. We have not declared any cash dividends on our common stock for the last two fiscal years and do not anticipate paying any dividends on our common stock in the foreseeable future.

Our ability to pay dividends on our common stock is subject to restrictions contained in our credit facilities. See Item 7. “Management’s Discussion and of Financial Conditions and Results of Operations — Capital Resources and Liquidity” in our Annual Report for the year ended December 31, 2005 on Form 10-K for a discussion of these restrictions.

Plan of Distribution

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

The securities may be sold in one or more such transactions at:

•	fixed prices, which may be changed,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	prices determined on a competitive bid basis,

•	varying prices determined at the time of sale, which may be changed, or

•	otherwise negotiated prices.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

The maximum commission or discount to be received by any National Association of Securities Dealers member or independent broker/dealer will not be greater than 8% of the aggregate principal amount of the securities offered pursuant to this prospectus.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters or Dealers

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which currently trades on The Nasdaq National Market. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

General

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal Matters

Unless specified in the applicable prospectus supplement, the validity of the securities (other than debt securities) to be offered by us through this prospectus will be passed upon for us by Schreck Brignone, Las Vegas, Nevada, and the validity of any debt securities and guarantees of non-convertible debt securities by our subsidiaries will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri. Any underwriters will be advised with respect to other issues relating to any offering pursuant to this prospectus by their own legal counsel.

Experts

The financial statements as of December 31, 2005 and 2004 and for the year ended December 31, 2005, the seven month transition period ended December 31, 2004 and the fiscal year ended May 31, 2004, incorporated by reference in this prospectus, have been audited by Murrell, Hall, McIntosh & Co., PLLP, an independent registered public account firm, as stated in their report in our Annual Report on Form 10-K for the year ended December 31, 2005.

The information included or incorporated by reference in this prospectus as of December 31, 2005 and 2004 and May 31, 2004, relating to our total gas supply and our owned gas reserves is derived from reserve reports prepared or reviewed by Cawley, Gillespie & Associates, Inc., of Ft. Worth, Texas.

This information is included or incorporated by reference in this prospectus in reliance upon these firms as experts in matters contained in the reports.

How to Obtain More Information

We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus. You may read and copy any materials we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or web site.

Incorporation of Information Filed With the SEC

The SEC allows us to “incorporate by reference” into this prospectus, which means that we may disclose important information to you by referring you to other documents that we have filed or will file with the SEC. We are incorporating by reference into this prospectus the following documents filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Proxy Statement filed with the SEC on May 3, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Current Reports on Form 8-K filed on April 10, 2006, June 1, 2006, June 6, 2006, June 13, 2006 and June 14, 2006;

•	The description of our common stock contained in our registration statement on Form 8-A12G/A (Amendment No. 2) filed with the SEC on December 7, 2005; and

•	The description of our preferred stock purchase rights contained in our registration statement on Form 8-A12G filed with the SEC on June 1, 2006.

All documents which we file with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering of common stock shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Also, all such documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934, as amended, after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and supersede information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and supersede statements in and portions of this prospectus or the above listed documents.

The following information contained in such documents is not incorporated herein by reference: (i) information furnished under Items 2.02 and 7.01 of our Current Reports on Form 8-K, (ii) certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and (iii) any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section (except the information in Part I of our Quarterly Reports on Form 10-Q).

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus. Please direct your written or telephone requests to:

Quest Resource Corporation
9520 N. May Avenue, Suite 300
Oklahoma City, Oklahoma 73120
(405) 488-1304
dgrose@qrcp.net

You may also access these documents on our website at http://www.qrcp.net/secreports.html.

GLOSSARY OF NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and gas industry terms used in this offering memorandum.

Bcf.  Billion cubic feet of natural gas.

Bcfe.  Billion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

CBM.  Coal bed methane.

Completion.  The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed acreage.  The number of acres that are allocated or assignable to productive wells or wells capable of production.

Dry hole.  A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Frac/Fracturing.  The method used to increase the deliverability of a well by pumping a liquid or other substance into a well under pressure to crack and prop open the hydrocarbon formation.

Gathering system.  Pipelines and other equipment used to move natural gas from the wellhead to the trunk or the main transmission lines of a pipeline system.

Gross acres or gross wells.  The total acres or wells, as the case may be, in which a working interest is owned.

mcf.  Thousand cubic feet of natural gas.

mcfe.  Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

mmcf.  Million cubic feet of natural gas.

mmcfe.  Million cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Net acres or net wells.  The sum of the fractional working interests owned in gross acres or well, as the case may be.

Perforation.  The making of holes in casing and cement (if present) to allow formation fluids to enter the well bore.

Productive well.  A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Proved developed non-producing reserves.  Proved developed reserves that are expected to be recovered from zones behind casings in existing wells.

Proved developed reserves.  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves.  The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves or PUD.  Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 or present value of estimated future net revenues.  An estimate of the present value of the estimated future net revenues from proved gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10% in accordance with the SEC’s practice, to determine their “present value.” The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Reserve life index.  This index is calculated by dividing total proved reserves by the production from the previous year to estimate the number of years of remaining production.

Reservoir.  A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

scf.  Standard cubic feet of natural gas.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas regardless of whether or not such acreage contains proved reserves.

Working interest.  The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

Quest Energy Partners, L.P. - Cherokee Basin Acreage Map

Woodson
CHANUTE
Allen
EAST CHANUTE
Greenwood
Wilson
Neosho
Elk
HOWARD
Montgomery
Labette
Chautauqua
KANSAS
OKLAHOMA
LENAPAH
Nowata
Osage
Washington
Craig
Rogers
Kansas
Oklahoma
Quest Resource Corporation
Acreage and Field Offices
LEASE STATUS
HELD BY PRODUCTION
NON PRODUCING
10
Miles

8,400,000 shares

Quest Resource Corporation

Common Stock

PRICE $          PER SHARE

RBC Capital Markets	KeyBanc Capital Markets

Johnson Rice & Company L.L.C.
Stifel Nicolaus
Friedman Billings Ramsey
Wells Fargo Securities

PROSPECTUS SUPPLEMENT

          , 2008